EXHIBIT 10.1

Clifford Chance Studio Legale in associazione con Clifford Chance facility agreement

for

GIANNI VERSACE S.R.L.

as Borrower

and

banca nazionale del lavoro s.p.a., intesa sanpaolo s.p.a. and UniCredit S.p.A.

AS arrangers and LENDERs

and

intesa sanpaolo s.p.a.

as agent

EUR 450,000,000

term FACILITY AGREEMENT

Clifford Chance Studio Legale in associazione con Clifford Chance

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Clifford Chance Studio Legale in associazione con Clifford Chance

32.	Remedies and Waivers	112
33.	Amendments and Waivers	112
34.	Confidential Information	115
35.	Confidentiality of Funding Rates and Reference Bank Quotations	119
36.	Italian Transparency provisions	121
37.	Governing Law	122
38.	Enforcement	122
Schedule 1 The Original Lenders		123
Schedule 2 Conditions Precedent		124
Schedule 3 Utilisation Request		125
Schedule 4 Form of Transfer Certificate		126
Schedule 5 Form of Assignment Agreement		127
Schedule 6 Form of Compliance Certificate		128
Schedule 7 Form of Affidavit		129
Schedule 8 Timetables		130
Schedule 9 Existing Indebtedness		131
Schedule 10 Self-declaration Form		132

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THIS AGREEMENT is made between:

(1)	Gianni Versace S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of the Republic of Italy, with registered office at Piazza Luigi Einaudi, 4 Milan, tax code and No. of registration with Companies' Register of Milano – Monza Brianza – Lodi: 04636090963 (the "Borrower");
(2)	Banca Nazionale del Lavoro S.p.A., a joint stock company (società per azioni) directed and coordinated by the sole shareholder BNP Paribas S.A. – Paris, incorporated under the laws of the Republic of Italy, with its registered office in Viale Altiero Spinelli 30, Rome, Italy, share capital of Euro 2,076,940,000 fully paid in, tax code, VAT and registration with the Companies Register of Rome No. 09339391006, as arranger and lender ("BNL");
(3)	Intesa Sanpaolo S.p.A., a joint stock company (società per azioni) with registered office in Turin, Piazza San Carlo n. 156, corporate capital equal to Euro 10,084,445,147.92 fully paid up, with tax code and registration number in the Registry of Enterprises of Turin with number 00799960158, group VAT number 11991500015 (IT11991500015), enrolled with the registry of the banks held by the Bank of Italy under n. 5361, parent company of the Gruppo Bancario Intesa Sanpaolo, enrolled in the Albo dei gruppi bancari, adhering at Fondo Interbancario di Tutela dei Depositi and at Fondo Nazionale di Garanzia, as arranger, lender ("ISP") and agent (in such capacity, the "Agent");
(4)	UniCredit S.p.A., a company incorporated in Italy as a "società per azioni", having its registered office and head office in Piazza Gae Aulenti, 3, Tower A, 20154 Milan, corporate capital equal to Euro 21,220,169,840.48, fully paid in, registered with the "Albo delle Banche and the Albo dei Gruppi Bancari" under the number 02008.1, number of registration with the Companies Register of Milano-Monza-Brianza-Lodi, tax code and VAT number 00348170101, registered with the "Fondo Interbancario di Tutela dei Depositi" and the "Fondo Nazionale di Garanzia", as arranger and lender ("UCI" and together with BNL and ISP the "Arrangers" and "Original Lenders").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

"Affidavit" means the affidavit substantially in the form set out in Schedule 7 (Form of Affidavit) as approved by the Italian Revenues Agency and made available on the website "www.agenziaentrate.gov.it".

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

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"Agency Fee Letter" means the agency fee letter entered into on or about the date hereof between the Agent and the Borrower.

"Anti-Corruption Laws" means all laws, rules, and regulations from time to time, as amended, concerning or relating to bribery or corruption, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other anti-bribery and corruption laws.

"Arrangement Fee Letter" means the arrangement fee letter entered into on or about the date hereof between the Arrangers and the Borrower.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling 1 (one) Month after the date of this Agreement.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in the outstanding Loan; and
(b)	in relation to any proposed Utilisation, the amount of its participation in the Loan that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Banking Services Agreement" has the meaning ascribed to such term in the Revolving Credit Agreement.

"Bilateral Letter of Credit" has the meaning ascribed to such term in the Revolving Credit Agreement.

"Break Costs" means the amount (if any) by which:

(a)	the interest (net of Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
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"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Milan, Rome and New York City and which is a TARGET Day.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or any other form agreed between the Borrower and the Agent.

"Confidential Information" means all information relating to the Borrower, the Guarantor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,
(c)	in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of,
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and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

"DAC 6" means the European Union (EU) Directive 2018/822 of 25 May 2018 amending Directive 2011/16/EU (as amended and supplemented from time to time) with respect to mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangement having at least one Hallmark, and the local legislation of any EU Member States (including the United Kingdom according to the local implementation UK - Statutory Instrument 1649 of 29/12/2020) implementing this directive.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has otherwise rescinded or repudiated a Finance Document; or
(b)	with respect to which an Insolvency Event has occurred and is continuing.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Equity Interest" has the meaning assigned to such term in Clause 19.1 (Financial definitions).

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"EURIBOR" means, in relation to the Loan:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of the Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

provided that:

(i)	without prejudice to paragraph (ii) below, if the EURIBOR is less than zero, the EURIBOR shall be deemed to be zero;
(ii)	for so long as the relevant Hedging Agreement entered into in compliance with Clause 20.17 (Hedging Agreements) is in full force and effect and to the extent (A) such Hedging Agreements cover 100 (one hundred) per cent. of the outstanding Facility in aggregate and (B) the Borrower has delivered to Agent the Hedging Notice:
(A)	EURIBOR will no longer be deemed to be zero if EURIBOR will be a negative number; and
(B)	if the sum EURIBOR plus Margin for any Interest Period is a negative number, such rate of interest will be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Existing Pledges" means each of:

(a)	the Security created on 3 August 2021 pursuant to a deed of pledge entered into and executed among the Borrower and JPMorgan Chase Bank, N.A. as administrative agent, acting in its own name and in the name and on behalf of the secured parties indicated therein, authenticated by Mr. Angelo Busani, Notary in Milan, under no. 51.534/23.850, registered with the "Agenzia delle Entrate - Ufficio di Milano 1" on 4 August 2021 under no. 72751 - Series 1T pursuant to which the Borrower granted a security interest in all of the Borrower's right, title and interest, in and to its trademarks (including service marks), trade names, trade styles, trade dress and the registrations and applications for registration thereof; and
(b)	the Security created on 3 August 2021 pursuant to a deed of pledge entered into and executed among Michael Kors (Switzerland) International GmbH and JPMorgan Chase Bank, N.A. as administrative agent, acting in its own name and in the name and on behalf of the secured parties indicated therein, authenticated by Mr. Angelo Busani, Notary in Milan, under no. 51.534/23.849, registered with the "Agenzia delle Entrate - Ufficio di Milano 1" on 4 August 2021 under no. 72749 - Series 1T pursuant to which, inter alia, Michael Kors (Switzerland) International GmbH granted a security interest in all of Michael Kors (Switzerland) International GmbH's right, title and interest, in and to its trademarks (including service marks), trade names, trade styles, trade dress and the registrations and applications for registration thereof.
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"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 (five) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fallback Interest Period" means 1 (one) Month.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letters" means (i) the Arrangement Fee Letter; (ii) the Agency Fee Letter; and (iii) any other letter relating to fee in relation to the Facility or any amendments to this Agreement or the other Finance Documents between, amongst others, a Finance Party and the Borrower.

"Finance Document" means this Agreement, the Parent Company Guarantee, the Utilisation request, the Fee Letters and any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent, the Arrangers or a Lender.

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"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a) (ii) of Clause 10.4 (Cost of funds).

"GAAP" means:

(a)	in respect of the Borrower, generally accepted accounting principles as in effect from time to time in Italy, including IFRS; and
(a)	in respect of the Guarantor, generally accepted accounting principles in the United States of America.

"GIVI Holding" means GIVI Holding S.r.l. a limited liability company (società a responsabilità limitata) incorporated under the laws of the Republic of Italy, with registered office at Piazza Luigi Einaudi, 4, Milan, tax code and No. of registration with Companies' Register of Milano – Monza Brianza – Lodi: 04503950158.

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"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Group" means GIVI Holding, the Borrower and their respective Subsidiaries for the time being.

"Guarantor" means the Parent.

"Guarantor Group" means the Parent and its Subsidiaries.

"Hallmarks" means, in relation to DAC 6, any feature or characteristic that presents an indication of a potential risk of tax avoidance as defined in DAC 6, and which triggers a reporting obligation to the relevant governmental or tax authority of the relevant cross-border arrangement, in accordance with DAC 6.

"Hedge Counterparty" means any person party to a Hedging Agreement.

"Hedging Agreement" means any master agreement, confirmation, transaction, schedule or other agreement in agreed form, including any relevant credit support annex, entered into between the Borrower and a Hedge Counterparty, for the purposes of hedging interest rate risks arising out from, or in connection with, the Facility.

"Hedging Notice" means the notice that the Borrower shall send to the Agent (copying all the Lenders) in accordance with Clause 20.17 (Hedging Agreement), paragraph (e) below, in order to confirm:

(a)	that a Hedging Agreement has been executed and is in full force and effect;
(b)	the identity of the parties to such Hedging Agreement; and
(c)	that such Hedging Agreement covers 100 (one hundred) per cent. of the outstanding Facility in aggregate,

in each case in accordance with the provisions of this Agreement.

"Historic Screen Rate" means, in relation to the Loan, the most recent applicable Screen Rate for the currency of the Loan and for a period equal in length to the Interest Period of the Loan and which is as of a day which is no more than 5 (five) days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Agent at any time when:

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(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of "Defaulting Lender"; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within 5 (five) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Imposta Sostitutiva" means the tax provided by article 15 et seq. of Italian Presidential Decree No. 601 of 29 September 1973, as amended or supplemented from time to time.

"Insolvency Event" in relation to a Finance Party, means that such Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and
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(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 (thirty) days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 (thirty) days thereafter;
(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Historic Screen Rate" means, in relation to the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and
(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each for the currency of the Loan and each of which is as of a day which is no more than 5 (five) days before the Quotation Day.

"Interpolated Screen Rate" means, in relation to the Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and
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(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each as of the Specified Time for euro.

"IRAP" means the regional tax on business activities set forth by Legislative Decree No. 446 of 15 December 1997, as subsequently amended and supplemented.

"Italian Banking Act" means the Italian Legislative Decree No. 385 of 1 September 1993 (Testo Unico Bancario) and the relevant implementing regulations, each as amended, supplemented and implemented from time to time.

"Italian Bankruptcy Law" means the Italian Royal Decree No. 267 of 16 March 1942, as amended, supplemented and implemented from time to time.

"Italian Civil Code" means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as amended, supplemented and implemented from time to time.

"Italian Crisis and Insolvency Code" means the Legislative Decree no. 14, 12 January 2019, as amended, supplemented and implemented from time to time.

"Legal Reservations" means (i) the general principles of law that limit the possibility of exercising rights and remedies; (ii) the provisions related to the time barring of rights (prescrizione e decadenza); and (iii) the overriding mandatory general principles (principi generali di applicazione necessaria) that impose limitations on the effectiveness of waivers of rights or actions.

"Lender" means:

(a)	an Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"LMA" means the Loan Market Association.

"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitment (or, if the Total Commitment has been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitment immediately prior to the reduction).

"Margin" means 1,35 per cent. per annum.

"Material Adverse Effect" means a material adverse effect on:

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(a)	the business, the operations, assets, condition (financial or otherwise) or prospects of the Borrower and/or the Group (taken as a whole);
(b)	the ability of the Borrower to perform its material obligations under the Finance Documents; or
(c)	subject to the Legal Reservations, the validity or enforceability of the Finance Documents.

"Material Subsidiaries" means GIVI Holding, the Borrower and their respective Subsidiaries from time to time (A) whose revenues during a Test Period represent 5 (five) per cent. or more of the consolidated revenues of the Group for such period or (B) which, in respect of a Test Period, contributed greater than 5 (five) per cent. of the consolidated total assets of the Group (after eliminating intercompany obligations).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Net Leverage Ratio" has the meaning assigned to such term in Clause 19.1 (Financial definitions).

"New Lender" has the meaning given to that term in Clause 22 (Changes to the Lenders).

"Original Financial Statements" means:

(a)	in relation to the Borrower, its audited financial statements for the financial year ended on 31 March 2022; and
(b)	in relation to the Parent, its audited consolidated financial statements for its financial year ended on 2 April 2022 reported on by Ernst & Young LLP.

"Parent" or "Capri Holding" means Capri Holdings Limited, a company limited by shares, incorporated under the laws of the British Virgin Island, with registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands and with business company number: 524407.

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"Parent Company Guarantee" means the first demand autonomous parent company guarantee (garanzia autonoma a prima richiesta) to be provided by the Parent as guarantee of the due and punctual performance by the Borrower of all the Borrower's payment obligations under this Agreement.

"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permanent Establishment" means any fixed base of business (stabile organizzazione) regulated by article 162 of Presidential Decree No. 917 of 22 December 1986, Article 5 of the Organization for Economic Cooperation and Development Model Tax Convention and or any equivalent provision provided for by any relevant legislation.

"Permitted Acquisition" means:

(a)	any Acquisition provided that (i) the assets so acquired or, as the case may be, the assets of the Person so acquired shall be in a Related Line of Business, (ii) no Default shall have occurred and be continuing at the time thereof or would result therefrom, (iii) such Acquisition shall be effected in such manner so that the acquired Equity Interests, assets or rights are owned by a member of the Group and, if effected by merger, consolidation or amalgamation, the continuing, surviving or resulting entity shall be the Borrower or a member of the Group, subject to Clause 20.8 (Merger) and (iv) the Net Leverage Ratio, on a Pro Forma Basis after giving effect to such acquisition, recomputed as at the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance, shall not exceed 4.00 to 1.00 (or 4.50 to 1.00 if the Parent shall have made a Transition Period Election with respect to such acquisition in accordance with to Clause 19.2 (Financial conditions)); and
(b)	the incorporation of a company which on incorporation becomes a member of the Group;

For the purpose of this definition:

(a)	"Acquisition" means any acquisition (in one transaction or a series of related transactions) by a member of the Group, (whether effected through a purchase of Equity Interests or assets or through a merger, consolidation or amalgamation), of (i) another Person including the Equity Interests of any Person in which a member of the Group owns an Equity Interest or (ii) the assets constituting all or substantially all of a business or operating business unit of another Person;
(b)	"Pro Forma Basis" has the meaning given to that term in Clause 19.1 (Financial definitions).
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"Permitted Disposition" means a Disposition (or a series of related Dispositions) which does not qualify as a Material Disposition, in relation to (a) the issued and outstanding Equity Interests in any Person which is a member of the Group or (b) assets comprising all or substantially all of the assets of any Person or a business unit of any Person.

For the purpose of this definition:

(a)	"Disposition" has the meaning ascribed to such term in Clause 19.1 (Financial definitions);
(b)	"Material Disposition" has the meaning ascribed to such term in Clause 19.1 (Financial definitions).

"Permitted Distributions", means declaring, making or paying any dividend or other distribution:

(a)	with respect to the Borrower, up to an amount equal, for any financial year, to the lower:
(i)	25 (twenty-five) per cent. of the net profit (utile di esercizio) resulting from its latest audited financial statements approved by the Borrower; and
(ii)	Euro 30,000,000.00 (the "Distributable Profits"),

plus any part of the Distributable Profits accrued during any prior financial years starting from the financial year ending on 31 March 2023, in each case, for the avoidance of any doubts, excluding the distribution of any reserve (other than the part of reserves composed of undistributed Distributable Profits);

(b)	with respect to GIVI Holding, up to an amount equal to the net profit (utile di esercizio) resulting from its latest audited financial statements approved by GIVI Holding,

in each case, provided that no Default or Event of Default has occurred and is continuing or would result as a consequence of a Permitted Distribution.

"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness arising under any Finance Document;
(b)	any Financial Indebtedness deriving from the provisions of letters (f) and (g) of the definition of "Permitted Loans and Guarantees" below;
(c)	any Financial Indebtedness of the Group existing as of the date of this Agreement as described in Schedule 9 (Existing Indebtedness) until the respective maturity date and any replacement or refinancing of such Financial Indebtedness; and
(d)	any Financial Indebtedness not falling within paragraphs above, where the aggregate outstanding principal amount across the Group does not at any time
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exceed Euro 50,000,000.00 (fifty million/00) (or its equivalent in another currency or currencies).

"Permitted Loans and Guarantees" means:

(a)	the loans granted by any member of the Group in favour of the Borrower and/or GIVI Holding and any of their Subsidiary already in place as at the date of this Agreement and the loans granted or committed to replace them, including in the context of any refinancing of financing operations;
(b)	the guarantees granted by any member of the Group in the interest of the Borrower and/or GIVI Holding and any of their Subsidiary already in place as at the date of this Agreement and the guarantees granted or committed to replace them, including in the context of any refinancing of financing operations;
(c)	any loan or guarantee, including any counter-indemnity obligation, issued or extended by a member of the Group to the benefit of the Borrower and any of its Subsidiary or a joint venture or joint operation to which a member of the Group is a party provided that such guarantees could not in aggregate reasonably be expected to have a Material Adverse Effect;
(d)	any guarantee, including any counter-indemnity obligation, issued by any member of the Group in connection with any Financial Indebtedness incurred by the Borrower and any of its Subsidiary in the ordinary course of business;
(e)	any loan granted by a member of the Group in the context of cash pooling arrangements within the Guarantor Group; and
(f)	any guarantee of the obligation under the Revolving Credit Agreement (including pursuant to the expansion option provided in section 2.20 (Expansion Option) of the Revolving Credit Agreement as in effect as of the date of this Agreement) or other obligations guaranteed pursuant to the guarantees provided under the Revolving Credit Agreement and any guarantee granted or committed to replace them, including in the context of any refinancing or replacement of the Revolving Credit Agreement;
(g)	any guarantee of the obligation under any:
(i)	Swap Agreement;
(ii)	Banking Services Agreement;
(iii)	Supply Chain Financing;
(iv)	Bilateral Letter of Credit; or
(v)	Working Capital Facility,

in each case, any guarantee granted or committed to replace them, in each case pursuant to the terms, and within the limits, set out in the Revolving Credit Agreement.

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(h)	the loans or guarantees extended, made or issued, as applicable, by any member of the Group (and not otherwise permitted, whether in full or in part, by the preceding paragraphs) in favour of any member of the Guarantor Group that is a borrower or guarantor under the Revolving Credit Agreement, so long as the aggregate amount of all such loans or guarantees outstanding does not exceed Euro 25,000,000.00 (twenty-five million/00) (or its equivalent in other currencies) at any time;
(i)	any loan or guarantee entered into under the Finance Documents in favour of the Finance Parties or with the prior consent of the Majority Lenders.

"Permitted Security" means:

(a)	the Existing Pledges;
(b)	Security of depositary banks, securities intermediaries and commodity intermediaries maintaining deposit accounts, securities accounts or commodity accounts of any Group member arising as a matter of law or in the ordinary course of business encumbering such accounts, and deposits, funds or assets maintained in such accounts (including rights of setoff);
(c)	Security attaching solely to cash earnest money or similar deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
(d)	Security securing obligations under Swap Agreements (regardless of whether such obligations are subject to hedge accounting);
(e)	Security, if any, in respect of leases that have been, or should be, in accordance with GAAP as in effect on the date hereof, classified as "Capital Lease Obligations";
(f)	Security pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 (ninety) days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained;
(g)	Security in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such liens attach only to the imported goods;
(h)	any Security not falling within paragraph (a) above, where the aggregate outstanding principal amount across the Group does not at any time exceed Euro 20,000,000.00 (twenty million/00) (or its equivalent in another currency or currencies).

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority, or any other entity.

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"Qualifying Lender" has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the Relevant Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or
(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means the principal office in Italy of Crédit Agricole, Deutsche Bank, Banca Monte dei Paschi di Siena and Société Générale or such other entities as may be appointed by the Agent in consultation with the Borrower and with the consent of any such reference bank.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Related Line of Business" means: (a) any line of business in which the Borrower or any of its Subsidiaries is engaged as of, or immediately prior to, the date of this Agreement, (b) any wholesale, retail or other distribution of products or services under any domestic or foreign patent, trademark, service mark, trade name, copyright or license or (c) any similar, ancillary or related business and any business which provides a service and/or supplies products in connection with any business described in clause (a) or (b) above.

"Relevant Market" means the European interbank market.

"Repeating Representations" means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), Clause 17.11 (No default) to 17.14 (No proceedings), paragraph (d) of Clause 17.16 (Financial statements), Clause 17.17 (Pari passu ranking) and Clauses 17.22 (Sanctions) to Clause 17.24 (Anti-Money Laundering and Counter Terrorist Financing).

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"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Restricted Party" means, at any time, a Person that is:

(a)	listed on, or owned or controlled by a Person listed on, a Sanctions List, or a Person acting on behalf or at the direction of such a Person;
(b)	operating or resident in or organised under the laws of a Sanctioned Country, or is owned or controlled by, or acting on behalf or at the direction of a Person located or resident in or organised under the laws of a Sanctioned Country; or
(c)	otherwise a subject or target of Sanctions including, without limitation, any person controlled or 50 (fifty) per cent or more owned in the aggregate, directly or indirectly, by any subject or subjects of Sanctions.

"Revolving Credit Agreement" means the revolving credit agreement dated 1 July 2022 made between, among others, Michael Kors (USA), Inc., Capri Holding and JPMorgan Chase Bank, N. A., as administrative agent and the lenders listed therein, as in force and effect as of 1 July 2022, delivered to the Lenders as condition precedent pursuant to Clause 4.1 (Initial conditions precedent).

"Revolving Facility" means the facility made available to, inter alia, the Parent under the Revolving Credit Agreement (as amended from time to time).

"Sanctioned Country" means a country or territory which is, or whose government is, at any time the subject or target of country-wide or territory-wide Sanctions (as defined and construed in the Sanctions laws and regulations).

"Sanctions" means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority.

"Sanctions Authority" means the governments and official institutions or agencies of any of paragraphs (a) to (g) below, including but not limited to OFAC, the US Department of State and Her Majesty's Treasury:

(a)	the Security Council of the United Nations;
(b)	the United States of America;
(c)	the European Union;
(d)	Her Majesty's Treasury of the United Kingdom;
(e)	the member states of the European Union (including, but not limited to, the Republic of France and the Republic of Italy);
(f)	Hong Kong Monetary Authority; and
(g)	other relevant recognised sanctions authorities.
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"Sanctions List" means the Specially Designated Nationals and Blocked Persons, the Sectoral Sanctions Identifications List (with respect to prohibited activities identified on the List) and the List of Foreign Sanctions Evaders maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty's Treasury of the United Kingdom, or any other Sanctions-related list maintained by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

"Screen Rate" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Self-Declaration Form" means the self-declaration form substantially in the form set out in Schedule 10 (Self-Declaration Form) of this Agreement.

"Specified Time" means a day or time determined in accordance with Schedule 8 (Timetables).

"Subsidiary" means:

(a)	in relation to the Borrower and GIVI Holding, a company, corporation or other legal entity which is controlled, directly or indirectly, by the Borrower and/or GIVI Holding pursuant to the meaning provided in art. 2359, paragraph 1, numbers 1 e 2, of the Italian Civil Code;
(b)	in relation to the Parent, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent;
(c)	for the purpose of the definition of "Affiliate" where used in the Finance Documents in relation to a Finance Party or to a member of the Group (other than the Borrower and GIVI Holding), a company or corporation:
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(i)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or
(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to appoint the majority of the composition of its board of directors or equivalent body.

For the purpose of paragraph (b) above, "Control" has the meaning ascribed to such term in Clause 19.1 (Financial definitions). The terms "Controlling" and "Controlled" have meanings correlative thereto.

"Supply Chain Financing" has the meaning ascribed to such term in Clause 19.1 (Financial definitions).

"Swap Agreement" has the meaning ascribed to such term in Clause 19.1 (Financial definitions).

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means the date falling 3 (three) years after the date of this Agreement.

"Total Commitment" means the aggregate of the Commitments, being Euro 450,000,000.00 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
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"Transition Period Election" has the meaning assigned to such term in Clause 19.2 (Financial conditions).

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower and/or the Guarantor under the Finance Documents.

"US" means the United States of America.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to Italy, value added tax imposed by Presidential Decree No. 633 of 26 October 1972 and Legislative Decree No. 331 of 30 August 1993); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.

"Working Capital Facilities" has the meaning ascribed to such term in the Revolving Credit Agreement.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the "Agent", any "Arranger", any "Finance Party", any "Lender", the "Borrower" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;
(iv)	a "group of Lenders" includes all the Lenders;
(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
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(vi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(vii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(viii)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and
(ix)	a time of day is a reference to Milan time.
(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Default or an Event of Default is "continuing" if it has not been remedied or waived.
(f)	Where a "consent", "approval", "authorisation", "discretion", "verification" and/or "valuation" is required from a Lender under a Finance Documents, the same shall be deemed not to be unreasonably denied or withheld or delayed, by acting in good faith also for the purposes of article 1375 of the Italian Civil Code.
(g)	Where an action, decision, measure, appointment or election is required to be "satisfactory for", or "to the satisfaction of", a Lender or the Agent under the Finance Documents, the relevant Lender or the Agent shall be required to act with reasonableness and good faith also for the purposes of article 1375 of the Italian Civil Code.
1.3	Currency symbols and definitions

"$", "USD" and "dollars" denotes the lawful currency of the United States of America and "€", "EUR", "Euro" and "euro" denote the single currency of the Participating Member States.

1.4	Construction - Italian Terms

In this agreement a reference to (in the case of paragraph (a) or (b) below, in relation to (or to the obligation of) any member of the Group incorporated in Italy):

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(a)	a "winding-up", "administration" or "dissolution" includes, without limitation, any scioglimento, liquidazione, procedura concorsuale, cessione dei beni ai creditori, or any other proceedings or legal concepts similar to the foregoing;
(b)	an "insolvency proceeding" includes, without limitation, any procedura concorsuale (including fallimento, concordato fallimentare, concordato preventivo pursuant to article 160 et seq. of the Italian Bankruptcy Law or article 84 et seq. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione dei debiti pursuant to article 182-bis of the Italian Bankruptcy Law or article 57 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione con intermediari finanziari or a convenzione di moratoria pursuant to article 182-septies of the Italian Bankruptcy Law or article 61 and 62 of the Italian Crisis and Insolvency Code, piano di risanamento pursuant to article 67, paragraph 3, letter (d) of the Italian Bankruptcy Law or article 56 of the Italian Crisis and Insolvency Code, liquidazione coatta amministrativa, amministrazione straordinaria, amministrazione straordinaria delle grandi imprese in stato di insolvenza, domanda di "pre-concordato" pursuant to article 161, paragraph 6 of the Italian Bankruptcy Law or article 44 of the Italian Crisis and Insolvency Code, any procedura di risanamento or procedura di liquidazione pursuant to Legislative Decree No. 170 of 21 May 2004 and cessione dei beni ai creditori pursuant to Article 1977 of the Italian Civil Code), the negotiated settlement procedure (composizione negoziata per la soluzione della crisi di impresa) pursuant to Law Decree 118 of 24 August 2021, and any other proceedings or legal concepts similar to the foregoing;
(c)	a "receiver", "administrative receiver", "administrator" or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, or any other person performing the same function of each of the foregoing;
(d)	a "step" or "procedure" taken in connection with insolvency proceedings or bankruptcy for any person includes, without limitation, that person formally making a proposal to assign its assets pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), implementing a piano di risanamento pursuant to article 67, paragraph 3, letter (d) of the Italian Bankruptcy Law or article 56 of the Italian Crisis and Insolvency Code, entering into an accordo di ristrutturazione dei debiti pursuant to article 182-bis of the Italian Bankruptcy Law or article 57 of the Italian Crisis and Insolvency Code, an accordo di ristrutturazione con intermediari finanziari or a convenzione di moratoria pursuant to article 182-septies of the Italian Bankruptcy Law or article 61 and 62 of the Italian Crisis and Insolvency Code, filing a petition for a concordato preventivo or entering into a similar arrangement for a substantial part of its creditors;
(e)	a "lease" includes, without limitation, a contratto di locazione or comodato;
(f)	an "attachment" or "order" includes a pignoramento or a sequestro;
(g)	a "matured obligation" includes, without limitation, any credito liquido ed esigibile and credito scaduto;
23

(h)	a "Security" if referred to a security governed by Italian law includes, without limitation, any pegno (including, to the extent implemented under Italian law, the pegno mobiliare non possessorio pursuant to Italian Law Decree No. 59 of 3 May 2016 converted into law no. 119 dated 30 June 2016), ipoteca, privilegio speciale (including the privilegio speciale pursuant to article 46 of the Italian Banking Act), cessione del credito in garanzia, diritto reale di garanzia, finanziamento alle imprese garantito da trasferimento di bene immobile sospensivamente condizionato pursuant to Italian Law Decree No. 59 of 3 May 2016 converted into law no. 119 dated June 30, 2016 and any other garanzia reale or other transactions having the same effect as each of the foregoing;
(i)	a "guarantee", if referred to a guarantee governed by Italian law includes, without limitation, any fideiussione, garanzia a prima domanda or garanzia personale;
(j)	a "limited liability company" means società a responsabilità limitata; and
(k)	a "joint stock company" means società per azioni.
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SECTION 2
THE FACILITY

2.	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a Euro term loan facility in an aggregate amount equal to the Total Commitment.

2.2	Finance Parties' rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by the Borrower which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
3.	Purpose
3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing of its general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation
4.1	Initial conditions precedent
(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in
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Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent or has waived them (in each case, acting upon the instructions of all the Lenders). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and
(b)	the representation and warranties expressed to be made on the Utilisation Date (including, without limitation, Repeating Representations) by the Borrower under this Agreement and by the Guarantor under the Parent Company Guarantee are true in all material aspects with respect to the facts then existing.
4.3	Maximum number of Loans
(a)	The Borrower may not deliver more than 1 (one) Utilisation Request.
(b)	No more than one Loan shall be outstanding at any time.
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SECTION 3
UTILISATION

5.	Utilisation
5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);
(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3	Currency and amount
(a)	The currency specified in the Utilisation Request must be Euro.
(b)	The amount of the proposed Utilisation must be an amount which is equal to the Total Commitment.
5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)	The Agent shall notify each Lender of the amount of the Loan, the amount of its participation in the Loan and, if different, the amount of that participation to be made available in accordance with Clause 27.1 (Payments to the Agent), in each case by the Specified Time.
5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment
6.1	Repayment of the Loan

The Borrower shall repay the Loan in full on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and Cancellation
7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)	to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender's participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
7.2	Change of control
(a)	For the purposes of this Clause 7.2:

"Change of Control" means at any time:

(i)	GIVI Holding ceasing to control the Borrower; and/or
(ii)	the Parent ceasing to control GIVI Holding.

"control" means:

(i)	in respect of a person which is a company or a corporation:
(A)	the holding, directly or indirectly, of more than 50 (fifty) per cent. of the share capital of such person; and
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(B)	the power (whether by way of ownership of shares, proxy, contract or otherwise) to:
(1)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a shareholders' meeting or equivalent body of such person; and
(2)	appoint or remove all or majority of the members of the board of directors (or other equivalent body) of such person; or
(ii)	in respect of any person (other than a company or a corporation), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting rights, by contract or otherwise.
(b)	Upon a Change of Control:
(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;
(ii)	a Lender shall not be obliged to fund the Loan; and
(iii)	if a Lender so requires and notifies the Agent within 30 (thirty) days of (A) the Borrower notifying the Agent of the event, or (B) the Lender becoming aware of that event, the Agent shall, by not less than 10 (ten) Business Days' notice to the Borrower, cancel the Available Commitment of that Lender and declare the participation of that Lender in the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon such Available Commitment will be immediately cancelled, any Commitment of that Lender shall immediately cease to be available and such Loan, accrued interest and other amounts shall become immediately due and payable.
7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 (five) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of Euro 10,000,000.00 (ten million/00)) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under the Facility.

7.4	Voluntary prepayment

The Borrower may, if it gives the Agent not less than 5 (five) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of Euro 10,000,000.00 (ten million/00)).

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7.5	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.
(d)	If:
(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)	the Borrower becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on 10 (ten) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent;
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(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.
(f)	A Lender shall perform the checks described in paragraph (e) (iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
7.6	Right of cancellation in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst that Lender continues to be a Defaulting Lender, by not less than 5 (five) Business Days' notice to the Agent, cancel the Available Commitment of that Lender.
(b)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
(c)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of such Defaulting Lender shall immediately be reduced to zero.
7.7	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitment cancelled under this Agreement may be subsequently reinstated.
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(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)	If all or part of any Lender's participation in the Loan is repaid or prepaid, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.
7.8	Application of prepayments

Any prepayment of the Loan pursuant to Clause 7.2 (Change of control) or Clause 7.4 (Voluntary prepayment) shall be applied pro rata to each Lender's participation in the Loan.

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SECTION 5
COSTS OF UTILISATION

8.	Interest
8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	EURIBOR.
8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest
(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue (to the extent permitted under any applicable law and/or regulation) on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 (two) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.
(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 (two) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under any applicable law and/or regulation, including article 1283 of the Italian Civil Code and article 120 of the Italian Banking Act as amended, supplemented and implemented from time to time) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
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8.4	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan.
8.5	Italian Usury Legislation

The Parties mutually acknowledge that the total remuneration applicable to the Loan under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with Italian Law No. 108 of 7 March 1996 as amended, implemented, supplemented or construed from time to time (the "Italian Usury Legislation"). In any event, notwithstanding any other provisions of this Agreement, if, at any time, the rate of interest (together with any other remuneration and default rate of interest) in respect of the Loan is deemed to exceed the maximum rate permitted by the Italian Usury Legislation, then the interest rate applicable to the Loan shall be automatically reduced to the maximum admissible interest rate pursuant to the Italian Usury Legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

9.	Interest Periods
9.1	Interest Periods
(a)	Each Interest Period for the Loan will be 6 (six) Months, provided that the first Interest Period will expire on 31 December 2022.
(b)	An Interest Period for the Loan shall not extend beyond 6 (six) Months or the Termination Date.
(c)	Each Interest Period for the Loan shall start on the Utilisation Date (included) or (if already made) on the last day of its preceding Interest Period (included) and shall terminate on the day (excluded) falling 6 (six) Months thereafter, provided that where an Interest Period would overrun the Termination Date, that Interest Period shall be shortened so that it ends on the Termination Date.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Changes to the Calculation of Interest
10.1	Unavailability of Screen Rate
(a)	Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of the Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan.
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(b)	Shortened Interest Period: If no Screen Rate is available for EURIBOR for:
(i)	euro; or
(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable EURIBOR for that shortened Interest Period shall be determined pursuant to the definition of "EURIBOR".

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of the Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for EURIBOR for:
(i)	Euro; or
(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Historic Screen Rate for the Loan.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of the Loan.
(e)	Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of the Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the EURIBOR shall be the Reference Bank Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of the Loan.
(f)	Cost of funds: If paragraph (e) above applies but no Reference Bank Rate is available for euro or the relevant Interest Period there shall be no EURIBOR for the Loan and Clause 10.4 (Cost of funds) shall apply to the Loan for that Interest Period.
10.2	Calculation of Reference Bank Rate
(a)	Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
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10.3	Market disruption

If before close of business in Milan on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participation in the Loan exceeds 35 (thirty-five) per cent. of the Loan) that the cost to it of obtaining matching deposits in the Relevant Market would be in excess of EURIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.4	Cost of funds
(a)	If this Clause 10.4 applies, the rate of interest on the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 2 (two) Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan from whatever source it may reasonably select.
(b)	If this Clause 10.4 applies and the Agent (acting on the instructions of the Lenders) or the Borrower so requires, the Agent (acting on the instructions of the Lenders) and the Borrower shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:
(i)	a Lender's Funding Rate is less than EURIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a) (ii) above,

the cost to that Lender of funding its participation in the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(e)	If this Clause 10.4 applies pursuant to Clause 10.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a) (ii) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.
10.5	Notification to Borrower

If Clause 10.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

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10.6	Break Costs
(a)	The Borrower shall, within 10 (ten) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	Fees
11.1	Arrangement fee

The Borrower shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in the Arrangement Fee Letter.

11.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letter.

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax Gross-Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

"Change of Tax Law" means with respect of any Lender, any change which occurs after the date of this Agreement in any – and/or, in the published interpretation, administration or the application of any law or regulation or double taxation treaty or any published practice or published concession of any relevant taxing authority.

"Double Taxation Treaty" means a double taxation treaty or agreement made between any relevant Tax Jurisdiction and any other jurisdiction which makes provision for full exemption from, or a reduction in, Tax imposed by such relevant Tax Jurisdiction on interest.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)	a bank, financial institution or insurance undertaking duly authorised or licensed to carry out banking or lending activity in Italy pursuant to Legislative Decree No. 385 dated 1 September 1993 or an alternative investment fund established under Directive 2011/61/EU and duly authorised or licensed to carry out lending activity under Legislative Decree No. 58 dated 24 February 1998 that is resident in Italy for Italian tax purposes pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986 not acting for the purposes of the Finance Document through a Facility Office qualifying as a Permanent Establishment or, in any case, a Permanent Establishment located outside of Italy; or
(ii)	a Facility Office qualifying as a Permanent Establishment in Italy or, in any case, a Permanent Establishment in Italy of a bank or financial institution duly authorised or licensed to carry out banking activity in Italy for which any payment received under the Finance Documents is business income ("reddito di impresa") pursuant to article 81, 151 and 152, paragraph 1, of Italian Presidential Decree No. 917 of 22 December 1986; or
(iii)	any entity which, under article 26, paragraph 5-bis of Italian Presidential Decree No. 600 of 29 September 1973, is entitled to receive interest payments deriving from Italy on medium-long term loans without the application of any Tax Deduction; or
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(iv)	a securitisation vehicle under Law. No. 130/1999 that is a resident of Italy for Tax purposes pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986; or
(v)	a Treaty Lender.

"Relevant Sub Participant" means any sub participant who, under Italian law and/or application of the Organization for Economic Cooperation and Development guidance relating to the meaning of "beneficial ownership" as set out in the Organization for Economic Cooperation and Development Model Tax Convention (as amended from time to time), is required to be treated for tax purposes as the beneficial owner of any interest payable under the Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Jurisdiction" means, in relation to the Borrower, the jurisdiction in which it is resident for tax purposes on the date of this Agreement.

"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(vi)	is resident for Tax purposes in a country which has a Double Taxation Treaty in force with the Tax Jurisdiction pursuant to which no withholding on account of Tax is required to be made on interest and similar payments; and
(vii)	is entitled to benefit from such Double Taxation Treaty and consequently (subject to completion of any procedural formality required in order for that Lender to obtain the benefit of that Double Tax Treaty by any relevant authorities) such full exemption from Tax on interest and similar payments; and
(viii)	does not carry on business in the jurisdiction of incorporation of the Borrower through a Permanent Establishment or does not act from a Facility Office qualifying as a Permanent Establishment in the jurisdiction of incorporation of the Borrower, with which any payment under the Finance Document is effectively connected.

Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

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12.2	Tax gross-up
(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower.
(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction for or on account of Tax imposed by the Republic of Italy if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change of Tax Law; or
(ii)	the relevant Lender is a Treaty Lender or a person included under paragraph (iii) of the definition of Qualifying Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to that Lender without a Tax Deduction had that Lender complied with its tax obligations under Clause 12.6 (Lender Status Confirmation), except where such non-compliance results from the negligence or default of the Borrower.
(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)	Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)	Any entity included under paragraph (iii) of the definition of Qualifying Lender and/or a Treaty Lender or any other Lender entitled to benefit from a Double Taxation Treaty and willing to invoke the relevant provisions, shall promptly provide to the Borrower with, respectively, any Self-Declaration Form or any Affidavit under Clause 12.6 (Lender Status Confirmation) or any other form necessary for the Borrower to be entitled to make that payment without a Tax
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Deduction or with a Tax Deduction at a reduced tax rate as provided by the relevant Double Taxation Treaty.

(h)	Any Lender which enters into any sub participation or other risk sharing arrangement with a Relevant Sub Participant is only entitled to receive payments under this Clause with reference to any interest paid on the sub-participated commitment (i) to the same extent as such Lender would have been if it had not entered into such sub participation or (ii) for an amount equivalent to the Tax Deduction required by law to be applied on any payment made under this Agreement and beneficially owned by the sub participant, if lower.
12.3	Tax indemnity
(a)	The Borrower shall (within 5 (five) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party's Permanent Establishment or Facility Office qualifying as a Permanent Establishment is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party (including, without limitation, by reference to the net value of production of that lender for IRAP purposes); or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or
(C)	relates to a FATCA Deduction required to be made by a Party; or
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(D)	is compensated for by a payment under clause 12.7 (Stamp Taxes) or would have been but was not so compensated solely because one of the exclusions in Clause 12.7 (Stamp Taxes) applied.
(c)	A Protected Party making or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)	If a Protected Party makes a claim under paragraph (a) above, the performance of the indemnity obligations of the Borrower under this Clause 12.3 will not be delayed nor affected by the fact that any request (either judicial, administrative or otherwise) be made by that Protected Party to suspend the making of the relevant payment which has originated that Protected Party's claim under paragraph (a) above.
(e)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines in good faith that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Tax Credit Clawback

If a Finance Party makes any payment to the Borrower pursuant to Clause 12.4 (Tax Credit) and that Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it (or any Affiliate) was unable to use such Tax Credit in full, the Borrower shall reimburse that Finance Party such amount as that Finance Party determines, by providing the Borrower with adequate evidence, is necessary to place it in the same after-Tax position as it would have been in if such Tax Credit had been obtained and fully used and retained by that Finance Party.

12.6	Lender Status Confirmation
(a)	Each Original Lender confirms, by executing this Agreement, to be a Qualifying Lender.
(b)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, with respect to the Borrower, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party,
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and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

(i)	not a Qualifying Lender;
(ii)	a Qualifying Lender (other than a Treaty Lender); or
(iii)	a Treaty Lender.
(c)	If a New Lender fails to indicate its status in accordance with this Clause 12.6 then such New Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 12.6.
(d)	With reference to any payment made under any Finance Document by the Borrower, each Lender which (i) is a person included under paragraph (iii) of the definition of Qualifying Lender, or (ii) is entitled to benefit from a Double Taxation Treaty and willing to invoke the relevant provisions or (iii) is a Treaty Lender agrees to provide, if applicable, the Borrower making the payment under any Finance Document with a Self-Declaration Form or an Affidavit on a date which falls at least 5 (five) Business Days prior to the date upon which interest is first due to be paid to it and thereafter, only in relation to the Affidavit, within the end of January of any subsequent calendar year (or, if earlier, within at least 5 (five) Business Days prior to the subsequent date upon which the interest is due to be paid) and, in any case, whenever there is a change in the Lender's status under a Double Taxation Treaty (including if it changes its tax residence) within 20 (twenty) Business Days from the time change is effective (or, if earlier, within at least 5 (five) Business Days prior to the subsequent date upon which the interest is due to be paid).
(e)	In the case of a payment made by the Borrower under any Finance Document, any Lender which enters into any sub participation or other risk sharing arrangement with a Relevant Sub Participant shall indicate in writing to the Agent (and the Agent, upon receipt of such notification, shall inform the Borrower), on or before the date of the sub participation or risk arrangement, whether (x) such sub-participation or risk sharing arrangements with a Relevant Sub Participant affects the Lenders beneficial entitlement to any interest payable to it in respect of an advance under the Finance Documents; and (y) whether the Relevant Sub Participant would have been:
(i)	not a Qualifying Lender;
(ii)	a Qualifying Lender (other than a Treaty Lender); or
(iii)	a Treaty Lender.

if, on the date of the sub participation or risk arrangement, such Relevant Sub Participant was treated as if it were a Lender under this Agreement.

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(f)	If a Lender fails to indicate the status of the Relevant Sub Participant, and/or the Relevant Sub Participant, which would have been treated as a Treaty Lender or a person included under paragraph (iii) of the definition of Italian Qualifying Lender if it were a party under this Agreement, fails to provide the Agent with any document equivalent to any Affidavit or any Self-Declaration Form referred to in this Clause 12.6, then such Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower) and/or the Relevant Sub-Participant provides the Agent with any Affidavit or any Self-Declaration Form. For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 12.6.
12.7	Stamp taxes

The Borrower shall pay and, within 5 (five) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes arising, at any time due or assessed, under the Finance Document and shall, from time to time, on demand of the Finance Party, pay to the Finance Party such amount as may be necessary to ensure that the Finance Party is indemnified against any liability, loss, claim, cost or expense (included, but not limited to, legal fees) suffered in connection with (i) any failure by the Borrower to pay, or any delay by the Borrower in paying, any such Taxes or (ii) any tax assessment, tax investigation or other tax procedures in relation to the stamp duty, registration and other similar Taxes above, except for any such Tax which becomes payable (i) in connection with any assignment or transfer or sub-participation made by a Lender (excluding following the occurrence of a continuing Event of Default), unless such assignment, transfer or sub-participation is made at the request of the Borrower or (ii) as a result of registration or other action by a Finance Party where such registration or action is not necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Finance Parties under the Finance Documents.

12.8	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
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(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 12.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the VAT grouping rules (as provided for in article 11 of the Council Directive 2006/11/EC (or as implemented by the member state of the European Union or the United Kingdom)).
(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
12.9	Imposta Sostitutiva

Pursuant to article 17 of Presidential Decree No. 601 of 29 September 1973, the Borrower declares to the Lenders that it does not require the application of the Imposta Sostitutiva, provided for by articles 15 and ff. of Presidential Decree No. 601 of 29 September 1973, in place of the ordinary documentary taxes and, accordingly, the Lenders agree not to subject the Facility made available under this Agreement to Imposta Sostitutiva.

12.10	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within 10 (ten) Business Days of a reasonable request by another Party:
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(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a) (i)above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a) (iii)above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph(a) (i) or (a) (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
12.11	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
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12.12	Survival of obligations

Without prejudice to the survival of any other provision of this Agreement, the agreements and obligations of the Borrower contained in this Clause 12 shall survive the payment in full by the Borrower of all obligations under this Agreement and the termination of this Agreement.

13.	Increased Costs
13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within 3 (three) Business Days of a demand by the Agent, pay for the account of a Finance Party or any of its Affiliates the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or
(ii)	compliance with any law or regulation made after the date of this Agreement; or
(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(b)	In this Agreement:
(i)	"Increased Costs" means:
(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document;

(ii)	"Basel II" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date on which the relevant Finance Party becomes a Finance Party.
(iii)	"Basel III" means:
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(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and
(iv)	"CRD IV" means EU CRD IV and UK CRD IV.
(v)	"EU CRD IV" means:
(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
(vi)	"UK CRD IV" means:
(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act");
(B)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and
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(C)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.
13.2	Increased Cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 12.1 (Definitions).
14.	Other Indemnities
14.1	Currency indemnity
(a)	If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against the Borrower;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within 3 (three) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any

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cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities

The Borrower shall, within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);
(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
15.	Mitigation by the Lenders
15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
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(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	Costs and Expenses
16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Arrangers and the Lenders the amount of all costs and expenses (including legal fees up to the maximum amount agreed in the engagement letters approved by the Borrower) duly documented and reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 27.9 (Change of currency),

the Borrower shall, within 15 (fifteen) days of demand, reimburse the Agent, the Arrangers or the Lenders for the amount of all costs and expenses (including legal fees) duly documented and reasonably incurred by any of them in responding to, evaluating, negotiating or complying with that request or requirement.

In any event, the costs and expenses (including legal fees) to be paid by the Borrower in accordance with this Clause 16.2 shall be approved in advance by the Borrower.

16.3	Enforcement costs

The Borrower shall, within 15 (fifteen) days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) duly documented and reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status
(a)	It and each other member of the Group is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each other member of the Group has the power to own its assets and carry on its business as it is being conducted.
17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to Legal Reservations, legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	subject to the Legal Reservations, any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or on any Material Subsidiary or any of its assets and the assets of any Material Subsidiary.
17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and, subject to the Legal Reservations, are in full force and effect.

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17.6	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of Italian law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.
(b)	Subject to the Legal Reservations, any judgment obtained in Italy in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
17.7	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

17.8	Taxation
(a)	It and each other Material Subsidiary has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).
(b)	It and each other Material Subsidiary is not materially overdue in the filing of any Tax returns.
(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes which have or are reasonably likely to have a Material Adverse Effect.
(d)	It and each Material Subsidiary has no material Taxes due and payable (but unpaid within the time provided for by the relevant laws) imposed on it or its assets.
(e)	It and each other Material Subsidiary is and has at all times been solely resident for Tax purposes in the jurisdiction of its establishment.
17.9	No filing or stamp taxes

Under the laws of Italy, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents executed by way of exchange of correspondence (scambio di corrispondenza commerciale), except:

(a)	where any Finance Document is enforced in Italy either by way of a direct court judgment or an exequatur of a judgment rendered outside Italy; or
(b)	in any "case of use" (caso d'uso), including the filing, recording or enrolment of any Finance Document with any Italian judicial authority (when carrying out any administrative activity) or administrative authority (unless such filing is mandatory at law); or
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(c)	on voluntarily registration (registrazione volontaria) of any Finance Document with the Italian tax authority; or
(d)	in the event any of the provisions of the Finance Document is mentioned (according to the enunciazione principle) in any separate document entered into between the same parties (alone or together with other parties) which have not been previously registered and in respect of which any of the condition described at paragraphs (a) to (c) above is met.
17.10	DAC 6

The financing contemplated by the Finance Documents and any transaction carried out by means of the financing do not meet any Hallmark set out in DAC6.

17.11	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.
(b)	No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument which is binding on it or any other member of the Group or to which its assets (or the assets of any other member of the Group) are subject which might have a Material Adverse Effect.
17.12	No insolvency
(a)	No:
(i)	corporate action, legal proceeding or other procedure or step described in Clause 21.8 (Insolvency proceedings); or
(ii)	creditors' process described in Clause 21.9 (Creditors' process),

has been taken or, to the knowledge of the Borrower, threatened in writing in relation to it or any other member of the Group.

(b)	None of the circumstances described in Clause 21.7 (Insolvency) applies to it or any other member of the Group.
(c)	None of the circumstances set out in either (i) articles 2446 and 2447, or (ii) articles 2482-bis and 2482-ter of the Italian Civil Code have arisen in respect to the Borrower and GIVI Holding.
17.13	No breach of laws

Without prejudice to Clauses 17.22 (Sanctions), 17.23 (Anti-bribery and corruption) and 17.24 (Anti-Money Laundering and Counter Terrorist Financing):

(a)	it has (and each member of the Group has) not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect; and
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(b)	no labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it or any other member of the Group which have or are reasonably likely to have a Material Adverse Effect.
17.14	No proceedings
(a)	No litigation, arbitration or administrative proceedings or investigation of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have, to the best of its knowledge and belief (having made due and careful enquiry), been started or threatened against it or any other member of the Group (or against any of their directors).
(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has, to the best of its knowledge and belief (having made due and careful enquiry), been made against it or any other member of the Group.
17.15	No misleading information

Any factual information provided by any member of the Group for the purposes of the entering into this Agreement was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and is not misleading in any respect.

17.16	Financial statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)	The Original Financial Statements fairly present its and the Parent's financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year.
(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Parent) since 31 March 2022.
(d)	Its and the Parent's most recent financial statements delivered pursuant to Clause 18.1 (Financial statements):
(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statement; and
(ii)	fairly present (A) with respect to the Borrower, its financial condition as at the end of, and its results of operations for, the period to which they relate; and (B) with respect to the Parent, its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate;
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(e)	Since the date of the most recent financial statements delivered pursuant to Clause 18.1 (Financial statements) there has been no material adverse change in its and in the Parent's business or financial condition.
17.17	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.18	Good title to assets

It and each other Material Subsidiary has a good, valid and marketable title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted.

17.19	Legal and beneficial ownership

It and each other Material Subsidiary is the sole legal and beneficial owner of the respective assets.

17.20	No Material Adverse Effect

On the date of this Agreement, no event or circumstance which causes a Material Adverse Effect has occurred or is outstanding.

17.21	Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of the European Parliament of 20 May 2015 on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in article 2, No. 14 of the Regulation) in any other jurisdiction.

17.22	Sanctions
(a)	Neither the Borrower, nor any member of the Group and/or any of their Affiliates and/or any of their directors, officers, employees or agents:
(i)	is a Restricted Party; or
(ii)	has engaged or is currently engaging, directly or indirectly, in any trade, business or other activities which is in breach of any Sanctions in all material respects.
(b)	The Borrower and all the other members of the Group and their Affiliates have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, and each other member of the Group and their respective directors, officers, employees and agents, with Sanctions in all material respects and to prevent violation of such laws, regulations and rules.
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(c)	The Borrower, each member of the Group, their respective Affiliates, their respective directors, officers and employees and, to the knowledge of the Borrower, their respective agents acting in connection with the Facility, are in compliance with all Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Restricted Party.
(d)	No utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.
17.23	Anti-bribery and corruption
(a)	The Borrower and each other member of the Group has implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, and each other member of the Group and their respective directors, officers, employees and agents, with Anti-Corruption Laws in all material respects.
(b)	The Borrower and each member of the Group and their respective directors, officers and employees and, to the knowledge of the Borrower, their respective agents, are in compliance with all Anti-Corruption Laws in all material respects.
(c)	No utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws in all material respects.
(d)	No funds used in connection with any repayment or prepayment under this Agreement will have been derived from or related to any activity that is deemed criminal under Anti-Corruption Laws.
17.24	Anti-Money Laundering and Counter Terrorist Financing
(a)	The operations of the Borrower and of any other member of the Group are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the anti-money laundering and counter terrorist financing statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any other member of the Group with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.
(b)	No funds or other consideration that the Borrower contributes in connection with any transaction under this Agreement will have been derived from or related to any activity that is deemed criminal under Anti-Money Laundering Laws.
(c)	No utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Money Laundering Laws.
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17.25	Revolving Credit Agreement

The Revolving Credit Agreement, delivered to the Agent as condition precedent pursuant to Clause 4.1 (Initial conditions precedent), is in full force and effect and has not been amended, modified, superseded, revoked or terminated whatsoever since its execution as of 1 July 2022.

17.26	Financial assistance

No proceeds of the Facility is or will be utilised in order to implement transactions regarding the purchase or subscription of shares issued by any Original Lender (or of other financial instruments that allow to acquire or subscribe shares issued by any Original Lender) and which entails or may entail the breach of the provisions of article 2358 of the Italian Civil Code, also through controlled companies, fiduciaries companies or any other third parties.

17.27	Repetition

The Repeating Representations are deemed to be repeated by the Borrower (by reference to the facts and circumstances then existing) on the date of the Utilisation Request and the first day of each Interest Period.

18.	Information Undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 (one hundred eighty) days after the end of each of its financial years, its audited financial statements for that financial year;
(b)	as soon as the same become available, but in any event within 90 (ninety) days after the end of each financial year of the Parent, the Parent's audited consolidated balance sheet and related statements of operations and comprehensive income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(c)	as soon as the same become available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each financial year of the Parent, the Parent's consolidated balance sheet and related statements of
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operations and comprehensive income, stockholders' equity and cash flows as of the end of and for such fiscal quarter (other than with respect to statements of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet and statement of cash flows, as of the end of) the previous fiscal year, all certified by one of the Parent's Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(d)	as soon as the same become available, but in any event within 180 (one hundred eighty) days after the end of each of its financial years, GIVI Holding's audited financial statements and consolidated financial statements for that financial year.

In this Clause 18:

"Financial Officer" means the chief executive officer, president or chief financial officer of the Parent.

18.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (b) or (c) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.
(b)	Each Compliance Certificate shall:
(i)	set out (in reasonable detail) computations as to compliance with Clause 19.2 (Financial conditions);
(ii)	confirm that no Default is continuing;
(iii)	set out the list of the Material Subsidiaries; and
(iv)	be signed by two Directors of the Borrower.
18.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to paragraph (a) of Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in
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relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and:

(i)	in case of the financial statements of the Borrower, its auditors deliver to the Agent:
(A)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements; or
(ii)	in case of the consolidated financial statements of the Parent, the Borrower delivers to the Agent a certificate of a Financial Officer of the Parent specifying the effect of such change on the financial statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents which are not minor or administrative in nature dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against the directors of any member of the Group), and which might, if adversely determined, have a Material Adverse Effect;
(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body or agency which is made against any member of the Group or its assets (or against the directors of any member of the Group), and which might have a Material Adverse Effect;
(d)	promptly, the details of any requested and/or proposed waiver and/or amendment to the Revolving Credit Agreement which may (i) introduce new financial covenants or other provisions regarding financial ratios or liquidity or (ii) affect the financial covenants, their calculation or any other provisions regarding financial ratios and/or (iii) amend or affect the negative covenants provided for under the Revolving Credit Agreement, in each case in a way that
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is more favourable for the lenders under the Revolving Credit Agreement with respect to the corresponding provisions in favour of the Lenders under this Agreement;

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group and/or the Guarantor as any Finance Party (through the Agent) may reasonably request; and
(f)	promptly upon a Transition Period Election by the Parent, details of any such Transition Period Election.
18.5	Notification of default
(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.6	Direct electronic delivery by the Borrower

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 29.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

18.7	DAC 6

The Borrower shall supply to the Agent:

(a)	promptly upon the making of any DAC 6 Reporting (as defined below) in relation to the financing contemplated by the Finance Documents or any transaction carried out by means of the financing, and to the extent permitted by applicable law and regulation,
(i)	copy of:
(1)	any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC 6 or any law or regulation which implements DAC 6 (the "DAC 6 Reporting"), or of
(2)	any relevant data and information included in the DAC 6 Reporting, together with the unique identification number issued by any governmental or taxation authority to which any such DAC 6 Reporting has been made (if available).
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18.8	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of the Borrower (or of a Holding Company of the Borrower) or the composition of the shareholders of the Borrower after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall (and shall procure that the Guarantor will) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
19.	Financial Covenants
19.1	Financial definitions

In this Clause 19:

"Acquisition" means any acquisition (in one transaction or a series of related transactions) by Parent or any Subsidiary, on or after the Effective Date, (whether effected through a purchase of Equity Interests or assets or through a merger, consolidation or amalgamation), of (i) another Person including the Equity Interests of any Person in which Parent or any Subsidiary owns an Equity Interest or (ii) the assets constituting all or substantially all of a business or operating business unit of another Person.

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"Administrative Agent" has the meaning assigned to such term in the Revolving Credit Agreement.

"Cash Equivalents" means (a) Permitted Investments and (b) all other cash equivalents approved by the Administrative Agent in its sole discretion.

"Commitments" has the meaning assigned to such term in the Revolving Credit Agreement.

"Consolidated EBITDAR" means, with respect to Parent and its Subsidiaries on a consolidated basis for any period, Consolidated Net Income for such period, plus

(a)	without duplication and to the extent deducted from revenues in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:
(i)	Consolidated Interest Expense;
(ii)	provision for taxes based on income, profits or capital, including federal, state, local and foreign franchise, excise and similar taxes paid or accrued (including withholding tax payments) during such period (including in respect of repatriated funds);
(iii)	depreciation and amortisation (including amortisation of deferred financing fees or costs);
(iv)	other non-cash losses, charges or expenses, including impairment of long-lived assets;
(v)	Consolidated Lease Expense;
(vi)	non-recurring Transaction Costs related to the Transactions;
(vii)	expenses, costs and charges related to business optimisation (including consolidation initiatives), relocation or integration (including integration and transition costs related to acquisitions), and store renovation costs, and store closure and other restructuring and impairment costs (including recruiting costs, employee severance, contract termination and management and employee transition costs); provided that the amount of expenses, costs and charges added back pursuant to this clause (vii) shall not exceed a cumulative aggregate of $500,000,000 for all Test Periods; and
(viii)	expenses, costs and charges related to (A) any repurchase or issuance of Equity Interests not prohibited by the Revolving Credit Agreement, (B) any recapitalisation or incurrence, issuance, modification, repayment, redemption, repurchase or refinancing of Indebtedness not prohibited by the Revolving Credit Agreement, (C) any investment or acquisition (including any Permitted Acquisition) not prohibited by the Revolving Credit Agreement or (D) any disposition permitted by the Revolving Credit Agreement, in each case, whether or not successful; provided that the aggregate amount added back in reliance on this clause (viii) in any
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Test Period shall not exceed 10% of Consolidated EBITDAR for such Test Period (calculated after giving effect to any such addbacks);

minus

(b)	without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)	interest income,
(ii)	non-cash gains,
(iii)	tax credits for any of the taxes of a type described in clause (a) (ii) above (to the extent not netted from the tax expense described in such clause (a) (ii)),
(iv)	(iv) any cash payments made during such period in respect of noncash items described in clause (a) (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, in each case, as determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to Parent and its Subsidiaries for any period, the total interest expense of Parent and its Subsidiaries during such period determined on a consolidated basis, in accordance with GAAP, and shall in any event include interest on any Finance Lease Obligation which shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Parent and the Subsidiaries with respect to Swap Agreements in respect of interest rates.

"Consolidated Lease Expense" means for any period, the aggregate amount of straight-line fixed lease costs and variable lease costs, reduced by any sublease income, of Parent and its Subsidiaries for such period with respect to Operating Leases of real and personal property, determined on a consolidated basis in accordance with GAAP; provided that any amounts payable in respect of Finance Lease Obligations shall not constitute Consolidated Lease Expense.

"Consolidated Net Income" means for any period, the consolidated net income (or loss) of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or amalgamated or consolidated with Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Parent) in which Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary

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is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

"Consolidated Total Indebtedness" means at any time, the aggregate principal amount of outstanding Indebtedness (excluding (i) Indebtedness in respect of contingent obligations described in clauses (h) and (i) of the definition of Indebtedness, (ii) Indebtedness described in clause (j) of the definition of Indebtedness, (iii) Indebtedness described in clauses (e) or (f) of the definition of Indebtedness with respect to Indebtedness of others described in clause (i) or (ii) above and (iv) Indebtedness in respect of Supply Chain Financings in an aggregate principal amount not to exceed $150,000,000) of Parent and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.

"Convertible Debt Security" means any debt security the terms of which provide for the conversion or exchange thereof into Equity Interests, cash or a combination of Equity Interests and cash.

"Default" has the meaning assigned to such term in the Revolving Credit Agreement.

"Disposition" means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (whether effected pursuant to a Division or otherwise). The terms "Dispose" and "Disposed of" shall have correlative meanings.

"Division" means the division of the assets, liabilities and/or obligations of a Person (the "Dividing Person") among two or more Persons (whether pursuant to a "plan of division" or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

"Domestic Subsidiary" means a Subsidiary of Parent organised under the laws of a jurisdiction located in the United States of America.

"Effective Date" has the meaning assigned to such term in the Revolving Credit Agreement.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing. Notwithstanding the foregoing, Convertible Debt Securities and Permitted Call Spread Swap Agreements shall not constitute Equity Interests.

"Finance Lease" means any lease of property classified as a "finance lease" on both the balance sheet and income statement for financial reporting purposes under GAAP, but excluding, for the avoidance of doubt, any Operating Leases or any other non-finance leases.

"Finance Lease Obligation" of any Person means an obligation that is required to accounted for as a Finance Lease (and not an Operating Lease) on both the balance sheet and income statement of such Person for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the

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amount of the liability in respect of a Finance Lease would be the amount required to be reflected as a liability on such balance sheet in accordance with GAAP.

"Foreign Subsidiary" means any Subsidiary of Parent which is not a Domestic Subsidiary.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of all calculations provided for in the Revolving Credit Agreement, the amount of any Guarantee of any guarantor shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor's maximum reasonably anticipated liability in respect thereof as determined by Parent in good faith.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and any earnout obligations or similar deferred or contingent purchase price obligations not overdue, which are being contested in good faith or which do not appear as a liability on a balance sheet of such Person incurred in connection with any Acquisition), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person (to the extent of such Person's interest in such property), whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (j) all net payment and performance obligations of such Person under Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's

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ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of all calculations provided for in the Revolving Credit Agreement, there shall be disregarded any Guarantee of any Person in respect of any Indebtedness of any other Person with which the accounts of such first Person are then required to be consolidated in accordance with GAAP. For the avoidance of doubt, any amounts available and not drawn under the Commitments shall be deemed not to be Indebtedness and "Indebtedness" shall not include the obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP. The amount of any net obligation under any Swap Agreement on any date shall be the Swap Termination Value as of such date. Notwithstanding the foregoing and for the avoidance of doubt, obligations arising from any Permitted Call Spread Swap Agreement shall not be considered Indebtedness.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any Finance Lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Document" has the meaning assigned to such term in the Revolving Credit Agreement.

"Material Acquisition" means any Acquisition that involves the payment of consideration by Parent and its Subsidiaries in excess of $20,000,000.

"Material Disposition" means Disposition, or a series of related Dispositions, of (a) all or substantially all of the issued and outstanding Equity Interests in any Person or (b) assets comprising all or substantially all of the assets of any Person or a business unit of any Person, in each case in excess of $20,000,000.

"Moody's" means Moody's Investors Service, Inc.

"Net Leverage Ratio" means the ratio of (i) Consolidated Total Indebtedness as of the last day of the Test Period ending on the last day of any fiscal quarter plus the capitalised amount of all Operating Lease Obligations as of the last day of such Test Period minus unrestricted cash and Cash Equivalents at such date, not to exceed $200,000,000 to (ii) Consolidated EBITDAR for such Test Period, all calculated for Parent and its Subsidiaries on a consolidated basis. In the event that Parent or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant Test Period, the Net Leverage Ratio shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such Test Period.

"Operating Lease" means any lease of property classified as an "operating lease" on both the balance sheet and income statement for financial reporting purposes under GAAP.

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"Operating Lease Obligation" means with respect to any Person, an obligation that is required to be accounted for as an Operating Lease (and not a Finance Lease). At the time any determination thereof is to be made, the amount of the liability in respect of an Operating Lease would be the amount required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP.

"Permitted Acquisition" means any Acquisition; provided that (a) the assets so acquired or, as the case may be, the assets of the Person so acquired shall be in a Related Line of Business, (b) no Default shall have occurred and be continuing at the time thereof or would result therefrom, (c) such Acquisition shall be effected in such manner so that the acquired Equity Interests, assets or rights are owned either by Parent or a Subsidiary and, if effected by merger, consolidation or amalgamation, the continuing, surviving or resulting entity shall be Parent or a Subsidiary, subject to section 6.03 of the Revolving Credit Agreement and (d) the Net Leverage Ratio, on a Pro Forma Basis after giving effect to such acquisition, recomputed as at the last day of the most recently ended fiscal quarter of Parent for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance, shall not exceed 4.00 to 1.00 (or 4.50 to 1.00 if Parent shall have made a Transition Period Election with respect to such acquisition pursuant section 6.08 of the Revolving Credit Agreement).

"Permitted Call Spread Swap Agreements" means (a) any Swap Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Parent or any of its Subsidiaries acquires an option requiring the counterparty thereto to deliver to the Parent or any of its Subsidiaries shares of the Parent or any of its Subsidiaries acquires, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Agreement pursuant to which Parent or any of its Subsidiaries issues to the counterparty thereto warrants to acquire shares of the Parent or any of its Subsidiaries (whether such warrant is settled in shares, cash or a combination thereof), in each case entered into by the Parent or any of its Subsidiaries in connection with the issuance of Convertible Debt Securities; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for Swap Agreements of such type and (ii) in the case of clause (b) above, such Swap Agreement is intended by the Parent be classified as an equity instrument in accordance with GAAP.

"Permitted Investment" means:

(a)	direct obligations of, or obligations the principal of and interest on which are directly and fully guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), the United Kingdom or any Participating Member State;
(b)	investments in commercial paper having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody's;
(c)	investments in demand deposits, certificates of deposit, eurocurrency time deposits, banker's acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender (under, and as defined in, the Revolving Credit Agreement) or any
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commercial bank which has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d)	repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)	securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth or territory, political subdivision, taxing authority or foreign government (as the case may be) are rated, at such date of acquisition, at least A- by S&P or A3 by Moody's;
(f)	securities with maturities of three years or less from the date of acquisition backed by standby letters of credit issued by any Lender (under, and as defined in, the Revolving Credit Agreement) or any commercial bank satisfying the requirements of clause (c) of this definition;
(g)	shares of money market funds that (i) comply with the criteria set forth in (a) Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended or (b) Securities and Exchange Commission Rule 3c-7 under the Investment Company Act of 1940, as amended and (ii) have portfolio assets of at least (x) in the case of funds that invest exclusively in assets satisfying the requirements of clause (a) of this definition, $250,000,000 and (y) in all other cases, $500,000,000;
(h)	in the case of investments by any Foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in clauses (a) through (g) above that are available in local markets;
(i)	corporate debt obligations with a Moody's rating of at least A3 or an S&P rating of at least A-, or their equivalent, as follows: (i) corporate notes and bonds and (ii) medium term notes;
(j)	mutual funds which invest primarily in the securities described in clauses (a) through letter (d) above.

"Pro Forma Basis" means, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio on a pro forma basis in accordance with section 1.04(b) of the Revolving Credit Agreement.

"Related Line of Business" means: (a) any line of business in which Parent or any of its Subsidiaries is engaged as of, or immediately prior to, the Effective Date, (b) any wholesale, retail or other distribution of products or services under any domestic or foreign patent, trademark, service mark, trade name, copyright or license or (c) any similar, ancillary or related business and any business which provides a service and/or supplies products in connection with any business described in clauses (a) or (b) above.

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"Requirement of Law" means, as to any Person, the Articles or Certificate of Incorporation and By-Laws, Articles or Certificate of Formation and Operating Agreement, or Certificate of Partnership or partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"S&P" means Standard & Poor's Financial Services LLC.

"Subsidiary" means with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

For the purpose of this definition "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

"Supply Chain Finance Obligations" means obligations of Parent or any Subsidiary relating to Supply Chain Financings with a Lender or an Affiliate of a Lender under, and as defined in, the Revolving Credit Agreement, other than Supply Chain Financings arising under an Excluded Supply Chain Financing Agreement.

"Supply Chain Financings" means credit support provided in respect of trade payables of Parent or any of its Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to "supply chain" or other similar financing for vendors and suppliers of Parent or any of its Subsidiaries, so long as (i) other than pursuant to the Revolving Credit Agreement, such Indebtedness is unsecured, (ii) the terms of such trade payables shall not have been extended in connection with the Supply Chain Financing and (iii) such Indebtedness represents amounts not in excess of those which Parent or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables. Parent or the relevant Subsidiary and the Lender or its Affiliate under, and as defined in, the Revolving Credit Agreement providing Supply Chain Financing may designate in writing to the Administrative Agent any Supply Chain Financing agreement as an agreement not intended to be included as a Supply Chain Finance Obligations for purposes of the Revolving Credit Agreement (such agreement, an "Excluded Supply Chain Financing Agreement").

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option, cap or collar agreements or similar agreement involving, or settled by reference to, one or more interest or exchange rates, currencies,

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commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Michael Kors (USA), Inc. or the Subsidiaries shall be a Swap Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender under, and as defined in, the Revolving Credit Agreement).

"Test Period" means as of any date of determination, the period of four consecutive fiscal quarters of Parent most recently ended on or prior to such date.

"Transaction Costs" has the meaning assigned to such term in the Revolving Credit Agreement.

"Transactions" has the meaning assigned to such term in the Revolving Credit Agreement.

"Transition Period" means, if Parent makes a Transition Period Election with respect to any Material Acquisition in accordance with Clause 19.2 (Financial conditions), the period commencing on (and including) the first day of the fiscal quarter during which Parent or any Subsidiary consummated such Material Acquisition and ending on (and including) the last day of the fourth fiscal quarter following such date of consummation.

"Transition Period Election" has the meaning assigned to such term in Clause 19.2 (Financial conditions).

19.2	Financial conditions

The Borrower shall ensure that the Net Leverage Ratio, determined as of the end of each fiscal quarter of the Parent and its consolidated Subsidiaries ending after the date of this Agreement, is not greater than 4.00 to 1.00; provided that, if the Parent elects by written notice to the Administrative Agent to have a Transition Period apply in respect of a Material Acquisition (a "Transition Period Election") and the Borrower so notified the Agent pursuant to paragraph (f) of Clause 18.4 (Information: miscellaneous), the Net Leverage Ratio, determined as of the end of each fiscal quarter of Parent and its consolidated Subsidiaries ending during such Transition Period is not greater than 4.50 to 1.00; provided further that (i) only two Transition Period Elections may be made over the life of this Agreement and (ii) there shall be at least two full consecutive fiscal quarters ended after the end of the first Transition Period in respect of a Material Acquisition prior to the commencement of a second Transition Period in respect of another Material Acquisition.

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19.3	Financial testing

The financial ratio set out in Clause 19.2 (Financial conditions) shall be tested by reference to each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

19.4	MFN undertaking

If at any time on or after the date of this Agreement, any waiver is granted and/or any amendment is made to the Revolving Credit Agreement which (i) introduces new financial covenants or other provisions regarding financial ratios or liquidity or (ii) affects the financial covenants, their calculation or any other provisions regarding financial ratios, in a way that is more favourable for the lenders under the Revolving Credit Agreement with respect to the corresponding provisions under this Agreement, the Agent (acting upon instructions of the Majority Lenders) may request the Borrower to enter into (and the Borrower shall promptly enter into) an amendment agreement to this Agreement in order to amend the provisions of this Agreement in a manner equivalent to the amended provisions of Revolving Credit Agreement, it being agreed and understood that the Agent is authorised and empowered, pursuant to the mandate granted to it under Clause 24.1 (Appointment of the Agent), to enter into any such amendment agreement in the name and on behalf of the other Finance Parties.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall (and the Borrower shall ensure that the Guarantor will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to:

(i)	enable it to perform its obligations under the Finance Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and
(iii)	carry on its business activities as currently conducted.
20.2	Compliance with laws

The Borrower shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply

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would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Taxation

The Borrower shall (and the Borrower shall ensure that each other Material Subsidiary will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

20.4	Pari passu Ranking

The Borrower shall (and the Borrower shall ensure that Guarantor will) ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.5	Negative pledge
(a)	The Borrower shall not (and the Borrower shall ensure that each member of the Group will not) create or permit to subsist any Security over any of its assets, other than the Permitted Security.
(b)	The Borrower shall not (and the Borrower shall ensure that each member of the Group will not):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.6	Disposals
(a)	The Borrower shall not (and the Borrower shall ensure that each member of the Group will not), Dispose of (in one or in a series of transaction) all or substantially all of the assets (including trademarks) of the Borrower and the other members of the Group, taken as a whole
(b)	For the purpose of this Clause 20.6:
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"Dispose" has the meaning assigned to such term in Clause 19.1 (Financial definitions), it being understood, for the avoidance of any doubts, that "Dispose" shall not include constituting and/or granting licence of intellectual property of the Group.

20.7	Loans and Guarantees
(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and the Borrower shall ensure that each member of the Group will not) be a creditor in respect of any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to any Permitted Loans and Guarantees.
20.8	Merger
(a)	The Borrower shall not (and the Borrower shall ensure that each member of the Group will not) enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)	Paragraph (a) above does not apply to:
(i)	any merger between members of the Group (other than the Borrower);
(ii)	any merger between the Borrower and another member of the Group where the Borrower is the surviving entity of such merger; or
(iii)	any merger effected to carry out a Permitted Acquisition or a Permitted Disposition,

provided that no Event of Default would occur and be continuing as result of any of the transactions under paragraphs (i), (ii) and (iii) above.

20.9	Segregation of assets or revenues

The Borrower shall not (and the Borrower shall ensure that GIVI Holding will not) segregate assets or revenues pursuant to any applicable law and/or regulation (including, without limitation, article 2447-bis (Patrimoni Destinati ad uno Specifico Affare) of the Italian Civil Code, letter (a) and (b)), without the prior written consent of the Lenders.

20.10	Change of business
(a)	The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower, the Guarantor, or any other Material Subsidiary from that carried on at the date of this Agreement.
(b)	It being understood that, for the purposes of paragraph (a) above, the substantial change to the general nature of the business of the Borrower, the Guarantor, or any other Material Subsidiary shall not be deemed to have occurred in the event that (i) the changed business falls within the Related Line of Business or (ii) the change of the general nature of business derives from additional lines of
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business becoming prevalent without material reduction of the pre-existing lines of business.

20.11	Preservation of assets

The Borrower shall (and the Borrower shall ensure that each other Material Subsidiary will) maintain in good working order and conditions (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

20.12	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and the Borrower shall ensure that each member of the Group will not) incur or allow to remain outstanding any external Financial Indebtedness.
(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.
20.13	Acquisitions
(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and the Borrower shall ensure that each member of the Group will not) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them.
(b)	Paragraph (a) above does not apply to:
(i)	any Permitted Acquisition;
(ii)	Permitted Investments and Investments that were Permitted Investments when made;
(iii)	Investments by the Borrower (or any member of the Group) in the capital stock of its Subsidiaries;
(iv)	Investments received in connection with the bankruptcy or reorganization of suppliers, customers and other third parties or in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other third parties arising in the ordinary course of business or in connection with the bona fide settlement of any defaulted indebtedness or other liability owed to the Borrower (or any member of the Group);
(v)	Investments for which no consideration is provided by the Borrower (or any member of the Group);
(vi)	Investments so long as before and after giving effect thereto (i) no Default or Event of Default has occurred and is continuing or would occur and (ii) on a Pro Forma Basis the Net Leverage Ratio as at the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available does not exceed 4.00 to 1.00.
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(c)	For the purpose of this Clause 20.13:

"Investments" has the meaning ascribed to such term in the Revolving Credit Agreement.

"Permitted Investments" has the meaning ascribed to such term in Clause 19.1 (Financial definitions).

20.14	Dividends
(a)	The Borrower shall not (and the Borrower shall ensure that GIVI Holding will not):
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)	repay or distribute any dividend or share premium reserve;
(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or
(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) above does not apply to any Permitted Distributions.
20.15	Sanctions
(a)	The Borrower shall (and shall ensure that each other member of the Group shall) comply with all Sanctions.
(b)	The Borrower shall not (and the Borrower shall procure no other member of the Group shall):
(i)	use, lend, contribute or otherwise make available all or any part of the proceeds of any utilisation or other transaction contemplated by this Agreement directly or indirectly:
(A)	to finance or facilitate any trade, business or other activities involving, or for the benefit of, any Restricted Party, or in any Sanctioned Country to the extent such trade, business or activities would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, in a European Union member state or in the United Kingdom; or
(B)	in any other manner that would reasonably be expected to result in any Party to this Agreement, including but not limited to any Finance Party, being in breach of any Sanctions or becoming a Restricted Party; or
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(ii)	fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions.
20.16	Anti-bribery and Corruption and Anti-Money Laundering
(a)	The Borrower shall put in place and enforce adequate procedures designed to ensure compliance by the Borrower, each other member of the Group and their respective directors, officers, employees and agents with Anti-Corruption Laws and Anti-Money Laundering Laws and the Borrower will (and shall ensure that each other member of the Group will), conduct their businesses in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.
(b)	The Borrower will not (and shall procure that no member of the Group and its respective directors, officers, employees or agents shall), directly or indirectly, use all or any of the proceeds of any utilisation or other transaction contemplated by the Finance Documents, or lend, contribute or otherwise make available such proceeds in violation of applicable law, including without limitation any Anti-Corruption Laws or Anti-Money Laundering Laws, including without limitation, to any person in furtherance of any offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
20.17	Hedging Agreements

In this Clause 20.17:

"Reference Price" means the mid-market price, at the prevailing market conditions at that time, by a Hedge Counterparty in respect of the applicable hedging transactions.

"Relevant Percentage" means the percentage of each Lender's Commitment to the Total Commitment.

(a)	If the Borrower intends to execute any Hedging Agreement, it shall invite all Lenders to make (directly or through any of their Affiliates), proportionally to their Relevant Percentage, a bid for the Reference Price (right of first offer) in respect to such Hedging Agreement.
(b)	The Borrower is free to check the Reference Price quoted by the Lenders (or any of their Affiliates) at the same time with any third financial institution having a minimum credit rating higher than sub-investment grade (the "Third Counterparty") to make a bid for the Reference Price.
(c)	Shall the Borrower receive a Reference Price from a Third Counterparty at more favourable economic conditions than those provided by the Lenders (the "Best Reference Price"), then the Lenders (or any of their Affiliates) shall have the right (but not the obligation) to execute (proportionally to their Relevant Percentage), directly or through any Affiliate, the Hedging Agreement at the same Best Reference Price offered by such Third Counterparty plus the applicable execution charge and the margin (right to match) to be exercised
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promptly after the receipt from the Borrower of the offer received by a Third Counterparty. If the right to match is exercised, the Borrower shall enter into the Hedging Agreement with the applicable Lenders or their Affiliates.

(d)	Should one or more Lenders not exercise such right to match, its/their respective quota in the hedging for the purposes of exercising the right to match shall be offered to the other Lenders to be shared on a pro rata basis among the remaining Lenders. Should all the Lenders not exercise their right to match, the Borrower shall have the right to execute the relevant Hedging Agreement with the relevant Third Counterparty.
(e)	Whenever the Borrower executes a Hedging Agreement in accordance with the provisions of this Agreement, the Borrower shall promptly (i) provide satisfactory evidence to the Agent that the Hedging Agreement has been entered into and (ii) send a Hedging Notice to the Agent.
20.18	Financial assistance

The Borrower undertakes not to use any proceeds of the Facility in order to implement transactions regarding the purchase or subscription of shares issued by any Original Lender (or of other financial instruments that allow to acquire or subscribe shares issued by any Original Lender) and which entails or may entail the breach of the provisions of article 2358 of the Italian Civil Code, also through controlled companies, fiduciaries companies or any other third parties.

20.19	Release of the Existing Pledges

By no later than 31 January 2023, the Borrower shall provide the Agent with evidence (including, without limitation, any deed of release) that the Existing Pledges have been cancelled and released in full.

21.	Events of Default

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.15 (Acceleration)).

Without prejudice to any right or remedy available to the Finance Parties under this Agreement or any applicable law, any Event of Default constitutes, as applicable, a termination event (clausola risolutiva espressa) pursuant to article 1456 of the Italian Civil Code, a withdrawal event (causa di recesso) pursuant to article 1845 of the Italian Civil Code and/or an event or circumstance having the same effects as the circumstances set out in article 1186 of the Italian Civil Code (decadenza dal termine).

21.1	Non-payment

The Borrower and/or the Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
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(ii)	a Disruption Event; and
(b)	payment is made within 5 (five) Business Days of its due date.
21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Information Undertakings

The Borrower does not comply with any information undertaking referred to in Clause 18 (Information Undertakings).

21.4	Other obligations
(a)	Any of the Borrower or the Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).
(b)	No Event of Default under paragraph (a) above in relation to this Clause 21.4 will occur if the failure to comply is capable of remedy and within 20 (twenty) Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.
21.5	Misrepresentation
(a)	Any representation or statement made or deemed to be made by the Borrower or the Guarantor in the Finance Documents or any other document delivered by or on behalf of the Borrower or the Guarantor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
(b)	No Event of Default under paragraph (a) above will occur if the event giving rise to the misrepresentation is capable of remedy and is remedied within 20 (twenty) Business Days of the earlier of (A) the Agent giving notice to the Borrower, and (B) the Borrower or the Guarantor becoming aware of the failure to comply.
21.6	Cross default
(a)	Any Financial Indebtedness of any Material Subsidiary or of the Guarantor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Material Subsidiary or of the Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Material Subsidiary or of the Guarantor is cancelled or suspended by a creditor of any Material Subsidiary or of the Guarantor as a result of an event of default (however described).
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(d)	Any creditor of any Material Subsidiary or of the Guarantor becomes entitled to declare any Financial Indebtedness of any Material Subsidiary or of the Guarantor due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	No Event of Default will occur under this Clause 21.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 50,000,000.00 (fifty million/00) in the case of the Guarantor or USD 10,000,000.00 (ten million/00) in the case of any Material Subsidiary (or, in each case, the respective equivalent in any other currency or currencies).
21.7	Insolvency
(a)	A member of the Group or the Guarantor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	suspends or threatens to suspend making payments on any of its debts; or
(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	The Guarantor:
(i)	has liabilities, the value of which exceeds its assets; or
(ii)	fails to pay a statutory demand when due.
(c)	A moratorium is declared in respect of any indebtedness of any member of the Group or of the Guarantor.
21.8	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group or of the Guarantor;
(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group or of the Guarantor;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets or of the Guarantor or any of its assets; or
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(d)	enforcement of any Security over any assets of any member of the Group or of the Guarantor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.8 shall not apply to:

(a)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 (sixty) days of commencement; or
(b)	any solvent liquidation or reorganisation of any member of the Group other than Borrower, so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group.
21.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets having an aggregate value of USD 50,000,000.00 (fifty million/00) in the case of the Guarantor or USD 10,000,000.00 (ten million/00) in the case of any Material Subsidiary (or, in each case, the respective equivalent in any other currency or currencies) and is not discharged within 60 (sixty) days.

21.10	Cessation of business

The Borrower suspends or ceases to carry on (or threatens in writing to suspend or cease to carry on) all or a material part of its business.

21.11	Unlawfulness and invalidity
(a)	It is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under the Finance Documents.
(b)	Any obligation of the Borrower or the Guarantor under any Finance Documents is not or cease to be legal, valid, binding or enforceable.
(c)	Any Finance Document ceases to be in full force and effect.
21.12	Repudiation

Any of the Borrower or the Guarantor repudiates a Finance Document or evidences an intention to repudiate a Finance Document to which it is a party.

21.13	Minimum Share Capital Requirements in respect of the Borrower
(a)	The occurrence of the circumstances set forth in article 2447, or 2482-ter, as applicable, of the Italian Civil Code in relation to the Borrower unless, without delay and procrastination, in accordance with the applicable law, a shareholders' meeting duly pass a resolution approving a capital increase to comply with the minimum capital requirements under Italian law and setting a reasonable deadline for the shareholders to underwrite and pay up such capital increase (the "Share Capital Increase Resolution").
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(b)	The share capital increase approved by the Share Capital Increase Resolution has not been fully paid up in accordance with and within the deadline set forth in the Share Capital Increase Resolution.
21.14	Strike-Off

Any action is taken to strike off the Guarantor from the register of companies maintained by the British Virgin Islands registrar of corporate affairs.

21.15	Acceleration
(a)	On and at any time after the occurrence of an Event of Default which is continuing (and, for avoidance of doubt, after the expiry of any applicable grace period):
(i)	set forth in Clauses 21.1 (Non-payment) and 21.6 (Cross default), the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower declare that an Event of Default has occurred and terminate (risolvere) this Agreement in accordance with Article 1456 of the Italian Civil Code;
(ii)	set forth in Clauses 21.4 (Other obligations), 21.5 (Misrepresentation), 21.7 (Insolvency), 21.8 (Insolvency proceedings), 21.9 (Creditors' process), 21.10 (Cessation of business), 21.11 (Unlawfulness and invalidity), 21.12 (Repudiation), 21.13 (Minimum Share Capital Requirements in respect of the Borrower) and 21.14 (Strike-Off), the Agent may, and shall if so directed by the Majority Lenders, withdraw (recedere) from this Agreement by notice to the Borrower pursuant to Article 1845 of the Italian Civil Code.
(b)	This Agreement will further be considered terminated pursuant to article 1454 of the Italian Civil Code upon occurrence of an Event of Default which is continuing, (including with respect to an Event of Default which allow to terminate this Agreement pursuant to paragraph (a) (i) or to withdraw from this Agreement pursuant to paragraph (a) (ii) above), if the Finance Parties do not want to proceed to terminate or withdraw from this Agreement pursuant to, respectively, paragraph (a) (i) and/or paragraph(a) (ii) above, provided that:
(i)	the default is not immaterial (non riveste scarsa importanza); and
(ii)	such default is not remedied within 30 (thirty) calendar days following the receipt by the Borrower of a warning of compliance (diffida ad adempiere) by the Agent within a specified period of time as determined in writing by the Agent in compliance with the applicable law.
(c)	Upon receipt of a notice of termination or withdrawal pursuant to paragraphs (a) (i), (a) (ii) and/or (b) above, or after the occurrence of one of the circumstances set forth in Article 1186 of the Italian Civil Code, and with immediate effect (in the case of a notice set pursuant to paragraph (a) (i) above or in the case of occurrence of one of the circumstances set forth in Article 1186 of the Italian
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Civil Code) or with effect upon the elapse of 15 (fifteen) calendar days (in the case of a notice sent pursuant to paragraphs (a) (ii) and (b) above):

(i)	the Total Commitment shall immediately be cancelled;
(ii)	the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall become immediately due and payable; and
(iii)	the Finance Parties shall be entitled to exercise any or all of their rights, remedies, powers or discretions under the Finance Documents.
(d)	The Parties agree that the provisions set out in Clause 12 (Tax Gross Up and Indemnities) and Clause 16 (Costs and Expenses) shall survive the termination (risoluzione), withdrawal (recesso) and/or acceleration (decadenza dal beneficio del termine).
21.16	Recovery of debt
(a)	In case of termination, acceleration and/or withdrawal in accordance with Clause 21.15 (Acceleration), the Lenders shall have the right to take any action and start any proceeding, including judicial ones, for the purposes of recovery of the Financial Indebtedness arising under the Finance Documents or, as an alternative, they shall have the right to appoint any third party to carry out any such activity in their name and on their behalf. As from the date on which the remedies set out in the above paragraphs of this Clause 21 are exercised and the termination, acceleration and/or withdrawal under this Agreement are effective, the Agent shall be under no obligation to take any action or exercise any remedy for the recovery of the Financial Indebtedness arising under the Finance Documents. The Agent shall not be liable for refraining from any action or remedy in relation to the decision taken by the Lenders with reference to the procedure intended to be used to recover the Financial Indebtedness arising under the Finance Documents vis-à-vis the Borrower.
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SECTION 8
CHANGES TO PARTIES

22.	Changes to the Lenders
22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the "Existing Lender") may:

(a)	assign any of its rights (cessione di crediti); or
(b)	transfer by novation (cessione del contratto) any of its rights and obligations,

to another bank or financial institution or to a trust, insurance company, fund, company established pursuant to Law 30 April 1999, No. 130, (as amended, supplemented and implemented from time to time) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

22.2	Borrower consent
(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:
(i)	to another Lender or an Affiliate of any Lender; or
(ii)	made at a time when an Event of Default is continuing.
(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 7 (seven) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
22.3	Other conditions of assignment or transfer
(a)	An assignment will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)	A transfer will only be effective if the procedure set out in Clause 22.6 (Procedure for transfer) is complied with.
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(c)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
22.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of Euro 5.000,00.

22.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of the Borrower;
(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower
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and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
22.6	Procedure for transfer
(a)	Subject to the conditions set out in Clause 22.2 (Borrower consent) and Clause 22.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	Subject to Clause 22.10 (Pro rata interest settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");
(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;
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(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;
(iv)	the New Lender shall become a Party as a "Lender"; and
(v)	by executing a Transfer Certificate, the New Lender shall appoint the Agent to act as its agent (mandatario con rappresentanza) pursuant to Clause 24.1 (Appointment of the Agent) and the other provisions of the Finance Documents.
22.7	Procedure for assignment
(a)	Subject to the conditions set out in Clause 22.2 (Borrower consent) and Clause 22.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)	Subject to Clause 22.10 (Pro rata interest settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and
(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilise procedures other than those set out in this Clause 22.7 to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with Clause 22.6 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the
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Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Borrower consent) and Clause 22.3 (Other conditions of assignment or transfer).

22.8	Copy of Transfer Certificate or Assignment Agreement to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement send to the Borrower a copy of that Transfer Certificate, Assignment Agreement.

22.9	Security over Lenders' rights
(a)	In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Borrower, at any time transfer, charge, assign, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(i)	any transfer, charge, assignment, pledge or other Security to secure obligations in each case to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank and including, without limitation, the "attività non negoziabili" ("non-marketable assets") that are to be given to the European Central Bank and / or the Bank of Italy as collateral for refinancing loans granted by the European Central Bank and/or the Bank of Italy within the "Abaco" procedure ("attivi bancari collateralizzati"), the European Investment Bank and also including, without limitation, any transfer of rights to a securitisation special purpose entity where Security over securities issued by such securitisation special purpose entity is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank and the Bank of Italy), it being understood that each Lender is authorised to disclose information in relation to the Facility to the European Central Bank, the Bank of Italy or to a federal reserve or central bank for the purposes of this paragraph (i); and
(ii)	any transfer, charge, assignment, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such transfer, charge, assignment, pledge or Security shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant transfer, charge, assignment, pledge or Security for the Lender as a party to any of the Finance Documents; or
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(B)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
(b)	The limitations on transfers by a Lender set out in any Finance Document, in particular in Clause 22.1 (Assignments and transfers by the Lenders), Clause 22.2 (Borrower consent), Clause 22.3 (Other conditions of assignment or transfer) and Clause 22.4 (Assignment or transfer fee), shall not apply to the creation of Security pursuant to paragraph (a) above.
(c)	The limitations and provisions referred to in paragraph (b) above shall further not apply to any transfer of rights under the Finance Documents or of the securities issued by the securitisation special purpose entity, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.
22.10	Pro rata interest settlement
(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.6 (Procedure for transfer) or any assignment pursuant to Clause 22.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and
(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 22.10 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any
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specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

22.11	Italian law – construction and interpretation
(a)	Any assignment or transfer under this Clause 22 shall be construed and interpreted as full or partial transfer of contract (cessione del contratto totale o parziale) pursuant to Articles 1406 et seq. of the Italian Civil Code (or, to the extent necessary, as an assignment of rights (cessione dei crediti) pursuant to Articles 1260 et seq. of the Italian Civil Code).
(b)	The Parties agree that a transfer or assignment made in accordance with this Clause 22 shall not constitute novation (novazione oggettiva) of any obligation of the Borrower or of the Lenders under this Agreement or any other Finance Document.
23.	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 9
THE FINANCE PARTIES

24.	Role of the Agent and the Arrangers and the Reference Banks
24.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent (mandatario con rappresentanza) under and in connection with the Finance Documents.
(b)	Each other Finance Party authorises the Agent to:
(i)	exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and
(ii)	execute in the name and on behalf of such Finance Party each Finance Document expressed to be executed by the Agent on its behalf.
(c)	Each other Finance Party hereby grants the Agent with all widest powers to implement the mandate under paragraph (a), including, without limitation, the power to:
(i)	negotiate and execute any amendment agreement in respect of any Finance Document;
(ii)	negotiate and execute any waiver requested hereunder;
(iii)	consult the Borrower where consultation is provided for in the Finance Documents; and
(iv)	provide any consent which is expressed to be provided by the Agent under this Agreement or any other Finance Document,

so that no lack of power may be claimed against the Agent in respect of any of the above.

(d)	Each other Finance Party acknowledges and agrees that the Agent may enter in its name and on its behalf into contractual arrangements pursuant to or in connection with the Finance Documents to which the Agent is also a party (in its capacity as Agent or otherwise) and expressly authorises the Agent, pursuant to article 1395 of the Italian Civil Code. The Finance Parties expressly waive any right they may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Agent in their name and on their behalf pursuant to or in connection with the Finance Documents.
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24.2	Instructions
(a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT) which it may incur in complying with those instructions.
(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders without any liability towards other Finance Parties, save for gross negligence or wilful misconduct.
(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
24.3	Duties of the Agent
(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
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(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 22.8 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)	If the Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement, it shall promptly notify the other Finance Parties.
(g)	The Agent shall provide to the Borrower within 3 (three) Business Days of a request by the Borrower, a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day and their respective Commitments.
(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
24.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.
(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
24.6	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and/or the Guarantor.

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24.7	Rights and discretions
(a)	The Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.
(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
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(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
(i)	be liable for any error of judgement made by any such person; or
(ii)	be bound to supervise or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would, or might in its reasonable, opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 10.3 (Market Disruption).
24.8	Responsibility for documentation

Neither the Agent nor any Arranger are responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, the Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
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24.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
24.10	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or
(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the
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Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b).

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out:
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
24.11	Lenders' indemnity to the Agent
(a)	Each Lender shall (in proportion to its share of the Total Commitment or, if the Total Commitment is then zero, to its share of the Total Commitment immediately prior to their reduction to zero) indemnify the Agent, within 3 (three) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.10 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).
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(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.
24.12	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Italy as successor by giving notice to the Lenders and the Borrower.
(b)	Alternatively, the Agent may resign by giving 30 (thirty) days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent, provided that such entity is a bank authorised to perform banking activities pursuant to the laws of its incorporation.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 (twenty) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Italy).
(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 24 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.
(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide, for a period of 15 (fifteen) days from the appointment of the successor Agent, such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within 15 (fifteen) days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit
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of Clause 14.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is 3 (three) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 12.10 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Agent pursuant to Clause 12.10 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

24.13	Replacement of the Agent
(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 (thirty) days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.
(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and, for a period of 15 (fifteen) days from the appointment of the successor Agent, provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause (and any agency fees for the account
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of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
24.14	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor either of the Arrangers is obliged to disclose to any other person:
(i)	any confidential information; or
(ii)	any other information,

if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.15	Relationship with the Lenders
(a)	Subject to Clause 22.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than 5 (five) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or
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officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a) (ii) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy or completeness information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
24.17	Agent's Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 24.11 (Lenders' Indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the

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amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.19	Reliance and Engagement Letters

Each Finance Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

24.20	Amounts paid in error
(a)	If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment, then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.
(b)	Neither
(i)	the obligations of any Party to the Agent; nor
(ii)	the remedies of the Agent,

(whether arising under this Clause 24.19 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)	All payments to be made by a Party to the Agent (whether made pursuant to this Clause 24.19 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)	In this Clause 24.19, "Erroneous Payment" means a payment of an amount by the Agent to another Party which the Agent determines was made in error.
24.21	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any
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Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 24.21.

25.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
26.	Sharing among the Finance Parties
26.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery to the Agent;
(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 27.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

26.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the

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Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and
(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.
26.5	Exceptions
(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Borrower.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
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SECTION 10
ADMINISTRATION

27.	Payment Mechanics
27.1	Payments to the Agent
(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.
(c)	The Borrower hereby expressly authorises the Agent to debit the bank account IBAN No. IT51K0306909400100000003362 held by the Borrower with the Agent (or such other account opened with the Agent as the Borrower shall notify to the Agent) for an amount equal to the interest accrued from time to time on the Loan pursuant to Clause 8 (Interest), on the last day of each Interest Period (as determined pursuant to Clause 9.1 (Interest Periods)).
27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 (five) Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent).

27.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and pre-funding
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
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(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)	the Borrower shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
27.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs(a) (ii) to (a) (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
27.6	No set-off and waiver of defences by the Borrower
(a)	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
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(b)	The Borrower may not raise any defence to refuse or postpone proper and timely fulfilment of any of its obligations under the Finance Documents.
27.7	Business Days
(a)	Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, Euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.
27.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
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27.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.10; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
28.	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	Notices
29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or other electronic communication (including certified email (posta elettronica certificata)).

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29.2	Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

Gianni Versace S.r.l.

Address:	Piazza Einaudi, 4
20124 Milan
Email:	marco.gilardi@versace.it
Andrea.tripodo@capriholdings.com
PEC:	gianniversace@pecversace.it
Attention to:	CFO and Senior Manager Treasury

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below;

Intesa Sanpaolo S.p.A.

Address:	Largo Mattioli 3
20121 Milano
Email:	Manuela.galeazzi@intesasanpaolo.com antonella.cavallo@intesasanpaolo.com
PEC:	imi.loanagency@pec.intesasanpaolo.com
Attention to:	Manuela Galeazzi / Antonella Cavallo

or any substitute address or e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 (five) Business Days' notice.

29.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or 5 (five) Business Days after being deposited in the post postage prepaid in an envelope (or, if in relation to the Guarantor, couriered by way of parcel) addressed to it at that address; or
(iii)	if by e-mail or any other electronic communication, when received in legible form,
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and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)	All notices from or to the Borrower shall be sent through the Agent.
(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
29.4	Notification of address and e-mail address

Promptly upon changing its address or e-mail address, the Agent shall notify the other Parties.

29.5	Electronic communication
(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than 5 (five) Business Days' notice.
(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made
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available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 29.5.
29.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.	Calculations and Certificates
30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention and interest calculation

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated on the basis of the actual number of days elapsed and a year of 360 (three hundred and sixty) days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice)

31.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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32.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	Amendments and Waivers
33.1	Required consents
(a)	Subject to Clause 33.2 (All Lender matters) and Clause 33.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.
(c)	Paragraph (c) of Clause 22.10 (Pro rata interest settlement) shall apply to this Clause 33.
33.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	a change in currency of payment of any amount under the Finance Documents;
(e)	an increase in the Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(f)	a change to the Borrower or the Guarantor;
(g)	any provision which expressly requires the consent of all the Lenders;
(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the guarantee and indemnity granted under the Parent Company Guarantee;
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(i)	any partial or total release of any guarantee and indemnity granted under the Parent Company Guarantee, unless permitted under this Agreement or any other Finance Document; or
(j)	Clause 2.2 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.8 (Application of prepayments), Clause 22 (Changes to the Lenders), Clause 23 (Changes to the Borrower), Clause 26 (Sharing among the Finance Parties), this Clause 33, Clause 37 (Governing law) or Clause 38.1 (Jurisdiction); or

shall not be made without the prior consent of all the Lenders.

33.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers or that Reference Bank, as the case may be.

33.4	Replacement of Screen Rate
(a)	Subject to Clause 33.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate for euro, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in relation to euro in place of the Screen Rate; and
(ii)
(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment
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shall be determined on the basis of that designation, nomination or recommendation),

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 10 (ten) Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:
(i)	its Commitment shall not be included for the purpose of calculating the Total Commitment when ascertaining whether any relevant percentage of Total Commitment has been obtained to approve that request; and
(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(c)	In this Clause 33.4:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for the Screen Rate by:
(A)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or
(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(iii)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Screen Rate.

"Screen Rate Replacement Event" means:

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(i)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;
(ii)
(A)
(1)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(B)	the administrator of the Screen Rate publicly announces that it has ceased or will cease to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;
(C)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or
(D)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or
(iii)	in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
34.	Confidential Information
34.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

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(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b) (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 24.15 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b) (i) or (b) (ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.9 (Security over Lenders' rights);
(viii)	who is a Party; or
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(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b) (i), (b) (ii) and (b) (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b) (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to paragraphs (b) (v), (b) (vi) and (b) (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and
(c)	to any person appointed by that Finance Party or by a person to whom (b) (i) or (b) (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
34.3	Disclosure to numbering service providers
(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification
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numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)	names of Borrower;
(ii)	country of domicile of the Borrower
(iii)	place of incorporation of Borrower;
(iv)	date of this Agreement;
(v)	Clause 37 (Governing law);
(vi)	the names of the Agent and the Arrangers;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amount of, and name of, the Facility;
(ix)	amount of the Total Commitment;
(x)	currency of the Facility;
(xi)	type of the Facility;
(xii)	ranking of the Facility;
(xiii)	Termination Date for the Facility;
(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Borrower and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Borrower; and
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(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.
34.4	Entire agreement

This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b) (v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.
34.7	Continuing obligations

The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 (twelve) months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
35.	Confidentiality of Funding Rates and Reference Bank Quotations
35.1	Confidentiality and disclosure
(a)	The Agent and the Borrower agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
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(b)	The Agent may disclose:
(i)	any Funding Rate to the Borrower pursuant to Clause 8.4 (Notifications of rates of interest); and
(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.
(c)	The Agent and the Borrower may disclose any Funding Rate to:
(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;
(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and
(iv)	any person with the consent of the relevant Lender.
35.2	Related obligations
(a)	The Agent and the Borrower acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by
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applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)	of the circumstances of any disclosure made pursuant to paragraph (c) (ii) of Clause 35.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 35.
35.3	No Event of Default

No Event of Default will occur under Clause 21.4 (Other obligations) by reason only of the Borrower's failure to comply with this Clause 35.

36.	Italian Transparency provisions

Pursuant to and in accordance with the transparency provisions set forth in the CICR Resolution of 4 March 2003, as subsequently amended and/or restated, and in the "Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti" issued by the Bank of Italy on 29 July 2009, as amended from time to time (the "Transparency Rules"), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of the agreements "che costituiscono oggetto di trattativa individuale" which are exempted from the application of section II of the Transparency Rules.

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SECTION 11
GOVERNING LAW AND ENFORCEMENT

37.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Italian law.

38.	Enforcement
38.1	Jurisdiction
(a)	The courts of Milan have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").
(b)	The Parties agree that the courts of Milan are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	Notwithstanding paragraphs (a) and (b) above and to the extent allowed by law, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
(d)	The Parties agree that any Dispute in relation to which a preliminary attempt of mediation must be mandatorily carried out as condition to the commencement of a judicial action pursuant to article 5 of Italian Legislative Decree No. 28 of 4 March 2010, as amended by Law Decree No. 69 of 21 June 2013 (converted in law by Law 98 of 9 August 2013) (the "Mediation Decree") shall be submitted to a mediation company registered with the register held by Italian Minister of Justice.
(e)	The Parties agree that the mediator will not be entitled to make any offer of mediation (proposta di mediazione) unless expressly required to do so by all of the negotiating parties.
(f)	Nothing in this Clause 38.1 precludes the Parties from seeking, from the courts of Milan or any other court of appropriate jurisdiction, injunctions proceedings (procedimenti per ingiunzione), precautionary measures (provvedimenti urgenti e cautelari) and any other judicial actions which fall under one of the categories excluded from the application of the Mediation Decree.
(g)	If the matter is not resolved by the mediation process in accordance with the maximum period of time set out in the Mediation Decree, paragraphs (a), (b) and (c) above will apply.
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Schedule 1
The Original Lenders

Name of Original Lender	Commitment

Banca Nazionale del Lavoro S.p.A.	Euro 150,000,000.00

Intesa Sanpaolo S.p.A.	Euro 150,000,000.00

UniCredit S.p.A.	Euro 150,000,000.00

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Schedule 2
Conditions Precedent

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Schedule 3
Utilisation Request

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Schedule 4
Form of Transfer Certificate

126

Schedule 5
Form of Assignment Agreement

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Schedule 6
Form of Compliance Certificate

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Schedule 7
Form of Affidavit

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Schedule 8
Timetables

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Schedule 9
Existing Indebtedness

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Schedule 10
Self-declaration Form

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We hereby notify you of our acceptance of the term facility agreement set out above.

Yours sincerely

Gianni Versace S.r.l.

/s/ David Provenzano
By:	David Provenzano
Title:	Director

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* * *

Should you agree with the above proposal, please manifest your acceptance thereof by sending us a letter which reproduces the contents of this letter and of the term facility agreement, duly signed by way of acceptance by a representative authorized to bind your companies.

Yours sincerely

Intesa Sanpaolo S.p.A.

/s/ Manuela Fornoni
By:	Manuela Fornoni

5 dicembre 2022

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We hereby notify you of our acceptance of the term facility agreement set out above.

Yours sincerely

Banca Nazionale del Lavoro S.p.A.

/s/ Francesca D’Alberto		/s/ Rocco Pellegrino
By:	Francesca D’Alberto	By:	Rocco Pellegrino

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We hereby notify you of our acceptance of the term facility agreement set out above.

Yours sincerely

UniCredit S.p.A.

/s/ Luca De Dominicis		/s/ Leonardo Cartei
By:	Luca De Dominicis	By:	Leonardo Cartei

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